UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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2021	Notice of Annual General Meeting of Shareholders and Proxy Statement

TRITON INTERNATIONAL LIMITED
VICTORIA PLACE, 5TH FLOOR
31 VICTORIA STREET
HAMILTON HM 10, BERMUDA
March 17, 2021
Dear Shareholders,
You are cordially invited to join us for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on April 27, 2021, at 12:00 p.m., Eastern Daylight Time. The Notice of Annual General Meeting of Shareholders and Proxy Statement that follows describes the business to be conducted at the Annual Meeting.
In light of public health and safety concerns regarding the continuing COVID-19 pandemic and related restrictions, as well the enhanced accessibility and efficiency benefits of the virtual meeting format, the Annual Meeting will be held online via live webcast. You can attend the Annual Meeting, vote your shares and submit questions electronically during the virtual meeting by visiting www.virtualshareholdermeeting.com/TRTN2021 and entering the 16-digit control number provided in your proxy materials. For more information on accessing our virtual meeting and voting, please see the section entitled “Information about the Annual Meeting and Voting” in the accompanying Proxy Statement.
Your vote is important. Whether or not you intend to attend the Annual Meeting via the virtual meeting webcast it is important that your shares be represented. Voting instructions are provided in the accompanying proxy materials. Please vote as soon as possible via the Internet, by telephone, or by completing, signing, dating and returning your proxy or voting instruction card.
This year will mark the fifth anniversary of the merger that created Triton. I am proud of the industry-leading franchise we have built, especially during the past year as our teams responded to the COVID-19 pandemic with dedication, shared purpose and agility to keep our people safe and our customers served despite extraordinary disruptions. We are proud to do our part to keep global supply chains moving in these challenging times.
On behalf of the Board of Directors and management, thank you for your continued support of Triton.
Sincerely,

/s/ Brian M. Sondey Chairman and Chief Executive Officer

Notice of Annual General Meeting of Shareholders
Date and Time
April 27, 2021, at 12:00 p.m., Eastern Daylight Time.
The Annual Meeting will be conducted online only, via a live webcast. You will be able to attend the meeting online and submit questions before and during the meeting by visiting www.virtualshareholdermeeting.com/TRTN2021. You will also be able to vote your shares electronically during the meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are provided under “Important Information About the Virtual Shareholder Meeting” on page 50 and “Information About the Annual Meeting and Voting” on page 48.
Record Date
Close of business on March 1, 2021.
YOUR VOTE IS IMPORTANT
Even if you plan to attend the Annual Meeting via the webcast, we encourage you to vote in advance by:
visiting www.proxyvote.com
mailing your signed proxy card or voting instruction form
calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903
Items to be Voted on
■
elect the nine directors identified in the accompanying Proxy Statement to the Board of Directors to serve until the 2022 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;

■	approve an advisory vote on the compensation of our Named Executive Officers;
■	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
■	approve amendments to our Bye-laws to eliminate provisions relating to our former sponsor shareholders; and
■	act on any other matters as may properly come before the shareholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.
We will also present before the Annual Meeting our audited financial statements for the fiscal year ended December 31, 2020 pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), and the Bye-laws of Triton International Limited. These audited financial statements may be found in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”). There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.
You are cordially invited to attend the Annual Meeting online via the live webcast. If you attend the Annual Meeting via the live webcast, you may vote at that time if you wish, even though you may have previously voted your proxy. Triton International Limited’s Proxy Statement accompanies this notice. The Proxy Statement and the proxy card are first being made available to shareholders of record on or about March 17, 2021.
By Order of the Board of Directors,

/s/ Carla L. Heiss
Secretary
March 17, 2021
Important Notice Regarding the
Internet Availability of Proxy Materials
The proxy statement and the 2020 Annual Report are available at www.proxyvote.com.

Proxy Statement Highlights

This summary highlights selected information contained in this proxy statement, but it does not contain all the information you should consider. You should read the entire proxy statement and 2020 Annual Report carefully before you vote.
Voting Items
Proposal 1: Election of Directors The Board recommends you vote FOR each nominee

Proposal 2: Advisory Vote to Approve the Compensation of Named Executive Officers The Board recommends you vote FOR this proposal

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm The Board recommends you vote FOR this proposal

Proposal 4: Approval of Amendments to our Bye-Laws to Eliminate Provisions Relating to our Former Sponsor Shareholders The Board recommends you vote FOR this proposal
Meeting and Voting Information
Date and Time April 27, 2021, 12:00 p.m. Eastern Daylight Time

Location Online via live webcast www.virtualshareholdermeeting.com/TRTN2021

Record Date Close of business on March 1, 2021

Voting Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission You will need the 16-digit control number included in your proxy materials to participate in the virtual Annual Meeting webcast.

Board of Directors and Corporate Governance Highlights
Corporate Governance Overview
Triton has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:
✔	Annual Election of Directors	✔	Annual Board and Committee Self-Assessments
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Lead Independent Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Robust Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers and Employees
✔	Board Oversight of Environmental and Corporate Social Responsibility Activities	✔	Board Commitment to Recruiting Qualified, Diverse Director Candidates
✔	12-Year Term Limit for Directors	✔	Clawback Policy for Equity Awards and Annual Incentive Compensation
✔	Active Board Role in CEO and Management Succession Planning	✔	Meaningful Share Ownership Requirements for Executive Officers and Directors
Our Board of Directors
The following table provides summary information about our directors, and you can find additional information about our nominees under “Proposal 1: Election of Directors.”
Nominee and Principal Occupation	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman Chief Executive Officer, Triton International Limited	53	2016
Robert W. Alspaugh Former Chief Executive Officer, KPMG International	74	2016	✔
Malcolm P. Baker Robert G. Kirby Professor, Harvard Business School	51	2016	✔
Annabelle Bexiga Former Chief Information Officer, Commercial Insurance, AIG	59	2020	✔
David A. Coulter* Special Limited Partner, Warburg Pincus	73	2015	✔
Claude Germain Principal, Rouge River Capital	54	2016	✔
Kenneth Hanau Managing Director, Bain Capital	55	2016	✔
John S. Hextall Former CEO, Kuehne & Nagel North America	64	2016	✔
Robert L. Rosner - Lead Independent Director Co-President, Vestar Capital Partners	61	2015	✔
Simon R. Vernon Former President, Triton International Limited	62	2016
Chair
Member
*	Mr. Coulter will be retiring from the Board on the date of the Annual Meeting.

Director Nominee Qualifications and Experience
Our Board is comprised of experienced leaders with a complementary and diverse set of backgrounds, skills and experiences which, taken together, enable the Board to provide sound judgment, critical viewpoints and guidance to management in a dynamic business environment. The following chart summarizes some of the key skills and experiences that our Board has identified as particularly valuable to the effective oversight of the Company and illustrates how the qualifications of our director nominees, taken as a whole, align with these attributes. You can find additional information under “Director Qualifications and Experience” on page 8. Additionally, the Board’s commitment to diversity of backgrounds, perspectives and viewpoints is reflected in the Board’s refreshment efforts and practices. See “Corporate Governance – Board Refreshment and Diversity.”

2020 Performance Highlights
Triton had a remarkable year in 2020, and we achieved strong operating and financial performance despite the COVID-19 pandemic and related wide-ranging disruptions. We leveraged our industry-leading scale and capabilities to mitigate the impacts of these challenges, capitalize on the strong improvement in market conditions in the second half of the year and deliver significant value to shareholders.
Financial and operating highlights for the year include:

(1)	Adjusted earnings per share (“EPS”) and Adjusted Return on Equity are non-GAAP measures. See Appendix A for more information.

Executive Compensation Highlights
Compensation Objectives and Philosophy
We seek to provide our senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow the Company to recruit and retain highly qualified talent. In addition, we seek to structure our compensation plans so that they are straightforward for our senior executives and our shareholders to understand and value, and relatively easy for the Company to administer. We link a substantial portion of overall compensation to highly impactful short-term and long-term measures of performance to support our business plans and strategies and build long-term shareholder value at all points in the business cycle. We believe that our compensation practices, which link a substantial portion of executive pay to long-term Company performance and require executives to meet minimum share ownership requirements, mitigate excessive risk taking.
NEO Pay Overview
Pay Element	Purpose	Performance Period	2020 Performance Metrics
Base salary	Attract and retain talent	Annual	—
Annual cash incentive	Incentivize achievement of short-term financial and operational/strategic objectives	Annual	• Adjusted EPS • Adjusted Return on Equity* •Growth in Revenue Earning Assets
Long-term equity based compensation—time-based restricted shares	Facilitates stock ownership, executive retention and shareholder alignment	Three Years	Stock price appreciation
Long-term equity based compensation—performance- based restricted shares	Designed to reward long-term performance relative to peers and shareholder alignment	Three Years	Relative total shareholder return (“TSR”)
*
Beginning in 2021, Adjusted Return on Equity will be replaced with Cash Flow Before Capital Expenditures in the annual incentive plan and Adjusted Return on Equity will be added as a second performance metric for our performance-based restricted share awards.

To align pay levels with the Company’s performance, our pay mix places significant emphasis on the performance-based elements of our compensation program.

Note: Amounts shown in the charts above reflect base salary and incentive targets in effect for the NEOs in 2020 and thus are not intended to match amounts in the Summary Compensation Table or Grant of Plan Based Awards Table.

The tables below summarize our historical performance against the targets established by our Compensation and Talent Management Committee for purposes of our annual incentive program over the last three years.

2020 Executive Compensation Snapshot
Reflecting our pay-for-performance compensation philosophy, the strong results delivered to shareholders despite extraordinary challenges caused by the COVID-19 pandemic resulted in above-target payouts of annual incentive awards. The following table summarizes the compensation awarded to our Named Executive Officers for 2020. For further information, see the “Compensation Discussion and Analysis” section starting on page 23 and the Summary Compensation Table on page 36.
Name	Base Salary	Bonus	Annual Cash Incentive(1)	Long Term Incentive Compensation(2)	All Other Compensation	Total
Brian M. Sondey	$950,000	$—	$1,624,975	$2,384,880	$16,040	$4,975,895
John Burns	$475,000	$—	$416,955	$486,798	$21,914	$1,400,667
John F. O’Callaghan(3)	$475,650	$—	$519,552	$447,465	$24,932	$1,467,599
Kevin Valentine	$385,000	$—	$420,536	$437,650	$15,283	$1,258,469
Carla Heiss(4)	$400,000	$—	$351,120	$—	$14,526	$765,646
(1)	Represents annual incentive awards earned under the 2020 annual incentive plan.
(2)	Represents grant date fair value of the equity awards in accordance with FASB ASC-718 “Compensation—Stock Compensation.”
(3)	Mr. O’Callaghan’s Base Salary, Annual Cash Incentive and All Other Compensation amounts shown in the table use a conversion rate of USD 1.334 to GBP 1.0.
(4)
Ms. Heiss joined the Company on December 1, 2019 and received an equity incentive award at the time of her hire intended to cover the 2020 fiscal period. Therefore, she did not receive an equity incentive award in 2020.

CORPORATE GOVERNANCE
Board of Directors and Corporate Governance Framework
Triton’s Board of Directors provides oversight, strategic direction, and counsel to management regarding our business and affairs. Our Board is deeply engaged, provides informed and meaningful guidance and feedback, and maintains an open dialogue with management. Its responsibilities include the following:
•	Reviewing and approving our major financial objectives and capital allocation strategy, strategic and operating plans, strategic transactions with third parties and other significant actions.
•	Overseeing the conduct of our business.
•	Assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted.
•	Overseeing our processes for maintaining the integrity of our financial statements and other public disclosures.
•	Overseeing compliance with laws and ethical standards.
•	Developing and implementing robust corporate governance practices.
•	Overseeing management’s performance and compensation, human capital management and succession planning for the Chief Executive Officer and other senior leadership positions.
•	Overseeing our environmental and corporate social responsibility strategies and activities.
Triton has a long-standing commitment to strong corporate governance and ethical standards which promotes the long-term interests of shareholders and management accountability. Demonstrating this commitment, the Board has adopted the Triton Corporate Governance Principles and Guidelines, Code of Ethics and Code of Ethics for Chief Executive and Senior Financial Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available free of charge on our website (www.trtn.com) in the Investors section under “Corporate Governance.” The Board regularly reviews our policies and processes in the context of current corporate governance trends, regulatory changes and recognized best practices.
Highlights of our corporate governance practices include:
✔	Annual Election of Directors	✔	Annual Board and Committee Self-Assessments
✔	Majority Voting for Directors	✔	Regular Executive Sessions of Independent Directors
✔	Lead Independent Director
✔	8 of 10 Directors are Independent	✔	No Poison Pill
✔	Independent Audit, Compensation and Governance Committees	✔	Annual “Say on Pay” Advisory Vote
✔	Robust Risk Oversight by Full Board and Committees	✔	Anti-Hedging/Anti-Pledging Policies for Directors, Officers and Employees
✔	Board Oversight of Environmental and Corporate Social Responsibility Activities	✔	Board Commitment to Recruiting Qualified, Diverse Director Candidates
✔	12-Year Term Limit for Directors	✔	Clawback Policy for Equity Awards and Annual Incentive Compensation
✔	Active Board Role in CEO and Management Succession Planning	✔	Meaningful Share Ownership Requirements for Executive Officers and Directors
Board Independence
The Board is comprised of a substantial majority of independent directors. Currently, eight out of 10 of our directors are independent. Additionally, our Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee are composed entirely of independent directors. In accordance with the listing standards of the NYSE, to be considered independent, a director must have no material relationship with

Triton directly or as a partner, shareholder or officer of an organization that has a relationship with Triton. The NYSE has also established enhanced independence standards applicable to members of our Audit Committee and our Compensation and Talent Management Committee.
The Board annually reviews commercial and other relationships between directors or members of their immediate families and Triton in order to make a determination regarding the independence of each director. The Board has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the NYSE. The Director Independence Standards are available on our website at www.trtn.com. In making its independence determinations, the Board considers relevant facts and circumstances. For 2020, the Board considered that a portfolio company of Rouge River Capital, a private equity firm where Mr. Germain serves as Managing Partner, purchased shipping containers from Triton in the normal course of business, and considered such transactions to be immaterial.
Based on the evaluation and criteria described above, our Board of Directors has determined that except for our CEO, Mr. Sondey, and our former President, Mr. Vernon, all of our directors qualify as independent (directors Alspaugh, Baker, Bexiga, Coulter, Germain, Hanau, Hextall and Rosner).
Board Leadership Structure
Our Board does not have a policy that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes this determination should be made based on the best interests of Triton and its shareholders at any point in time based on the facts and circumstances then facing our Company. The Board believes that having a combined Chairman and Chief Executive Officer, a Lead Independent Director with meaningful responsibilities as described below, a Board of Directors comprised of 80% independent directors and committees composed entirely of independent directors currently provides a strong and effective leadership structure with robust independent oversight. In addition, we believe that having a single leader for the Company by combining the Chairman and CEO roles provides greater clarity on our executive leadership for customers in certain global markets.
The independent directors elect a Lead Independent Director annually. Mr. Rosner is currently serving as Lead Independent Director. The Board believes that having a Lead Independent Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating and Corporate Governance Committee regularly evaluates the responsibilities of the Lead Independent Director and considers current trends regarding independent board leadership. Currently, the Lead Independent Director:
•
presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

•	consults with the Chairman and approves all meeting agendas and schedules;
•	interviews, along with the members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•	provides leadership to the Board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict;
•	has the authority to call meetings of the independent directors;
•	consults with the Compensation and Talent Management Committee with regard to the annual performance review of the Chief Executive Officer;
•	works with the Compensation and Talent Management Committee to guide the Board’s oversight of management succession plans;
•	works with the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board and committees; and
•	performs such other duties and responsibilities as the Board may determine.

Director Qualifications and Experience
The Board believes that it is important for our directors to possess a diverse and complementary array of backgrounds, skills and experiences to provide effective oversight of Trion. The chart below summarizes certain key skills and experiences that our Board has identified as particularly valuable to this effective oversight and illustrates how the qualifications of our director nominees, taken as a whole, align with these attributes. This high-level summary is not intended to be an exhaustive list of each director nominee’s contributions to the Board. For more information, please see “Proposal 1: Election of Directors.”

Board Refreshment and Diversity
The Board, led by the Nominating and Corporate Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is comprised of directors who possess a wide variety of relevant skills, professional experience and backgrounds and bring diverse viewpoints and perspectives to the Board in order to effectively oversee the Company’s operations and strategy. This includes diversity of gender, race, ethnicity, age, geography, sexual orientation and gender identity.
In July 2020, the Board appointed Annabelle Bexiga to our Board upon recommendation of the Nominating and Corporate Governance Committee. Ms. Bexiga replaced Karen Austin, who stepped down from the Board at the 2020 Annual Meeting in order to dedicate more time to her other professional commitments and activities. In each of those searches, the Nominating and Corporate Governance Committee prioritized increasing gender diversity, among other relevant qualifications, on the Board. When conducting searches for new directors, the Nominating and Corporate Governance Committee will continue to take steps to include, and will affirmatively instruct any search firm engaged by the Nominating and Corporate Governance Committee to include, a diverse slate of candidates in the pool from which director candidates are chosen.

In addition, we are also committed to the principles of diversity and inclusion across the Company, and we have wide ranging racial, ethnic and gender diversity throughout our organization. See “Human Capital Management, Talent Development and Succession Planning” for more information.
Board Tenure and Term Limit Policy
The Board recognizes the importance of maintaining an appropriate balance of tenure on the Board which allows it to benefit from both the historical and institutional knowledge of longer-tenured directors as well as the additional, fresh perspectives contributed by newer directors. As a result, our Board has adopted a director term limit policy. Under this policy, directors (other than any management director) will be subject to a maximum term limit of 12 years, unless an exemption is granted by the Board. The current average tenure of our directors is approximately five years.
Corporate Social Responsibility
We believe that integrating corporate social responsibility policies and strategies into our business contributes to our long-term financial performance. We recognize both the opportunity and the responsibility we have to leave a positive imprint on the environment and society, and we are committed to taking a leadership role in addressing environmental and social issues related to our industry and the communities in which we operate. In 2020, the Board approved updates to the Nominating and Corporate Governance Committee’s charter to memorialize the Committee’s role in oversight of the Company’s environmental, social and governance (ESG) initiatives.
Sustainability and Environment
As one of the largest buyers of shipping containers, we continue to support efforts to reduce the environmental impacts from container production. As part of this effort, we have worked closely with container manufacturers to reduce the hardwood content in container floors. Our objective is to create a new industry standard floor that is more environmentally friendly while maintaining its long term durability. Specifically, we have shifted a significant portion of our container floors to farmed wood species such as larch, birch and bamboo, and we are working with container manufacturers to implement a floor design that would eliminate approximately 30% of the wood content (by replacing it with steel). We expect this new flooring design to begin commercial production in late 2021 or early 2022. We are also exploring other options, such as oriented strand board (OSB) flooring and recycled materials.
In recent years, we also worked closely with the container manufacturers to facilitate a successful transition of container paint systems to water-based applications from solvent-based applications. This change significantly reduced the discharge of hazardous chemicals into the air surrounding container factories.
Social
We believe that investing in our people is key to achieving sustainable growth over the long term. We are a global business, with offices and employees in a wide range of countries. We are committed to providing fair and attractive compensation and benefit packages and to supporting our employees’ training and development. We believe our investment in our employees leads to a strong mutual commitment, and our dedicated workforce is an important component of our operating capabilities. See “Human Capital Management, Talent Development and Succession Planning” for more information.
Our commitment to social responsibilitiy also encompasses our global supply chain. We have rigorous quality control processes that involve our employees performing detailed inspections and surveys throughout the year at our vendors, including container manufacturers and third party container depots that store and repair our containers. We believe these efforts, in addition to ensuring quality production and services, encourage engagement and a focus on worker safety and welfare in those organizations. Our Vendor Code of Conduct, which addresses areas including compliance with laws, anti-corruption, employee health, safety and labor practices, including child and forced labor, and environmental compliance, reinforces our expectations that vendors will adhere to high standards of social and environmental responsibility.
Community Support
Triton is dedicated to supporting both global causes and local communities where our people live and work. Triton has made a corporate commitment to support Doctors without Borders (Medecins Sans Frontieres), a global organization that provides lifesaving medical care to those most in need, including populations in distress, victims of natural or man-made disasters, and victims of armed conflict. In 2020, we launched the #Triton4MSF social media campaign to strengthen our commitment and allow our customers, employees and the public to participate in supporting this initiative. On a local level, we encourage our employees to be actively involved in their communities, and in support of their efforts, we offer matching donations for employee contributions to non-profit organizations. We have donated money and equipment to several organizations focused on education, healthcare and the environment. As part of these efforts, in 2020 we donated to several charitable organizations that have been at the forefront of the response to the COVID-19 pandemic in our communities.
For more information regarding our environmental and corporate social responsibility policies and practices, please visit the “Community” section of our website, www.trtn.com. Information contained on our website is not incorporated by reference into this proxy statement.
Human Capital Management, Talent Development and Succession Planning
Approach to Human Capital Management
Triton seeks to attract, retain, and develop the best talent available in order to ensure the current and future success, profitability, and sustainability of the organization. These goals are pursued using a multi-faceted approach that includes the following components:
•	Company culture;
•	Human capital governance;
•	Total rewards;
•	Health and wellness; and
•	Learning and development.
It also includes a focus on our communities as discussed under “Corporate Social Responsibility.”
Company culture. Our approach to human capital management is underpinned by our corporate culture, which strives to foster an inclusive and respectful work environment where employees are empowered at all levels to implement new ideas to better serve our global customer base and continuously improve our processes and operations. This culture is supported by a flat organizational structure that enables speed of decision making and execution; compensation programs that emphasize Company-wide common shared objectives; a diverse, international team that mirrors our local communities and customer base; robust training and development opportunities; and resources for employees to seek guidance and raise concerns when needed.
As a global business with approximately 40% of our workforce located outside the U.S., we believe a diverse workforce directly supports the success of our business, and we are taking steps to further advance diversity, equity and inclusion in our Company. One of our goals is to increase diverse talent within our leadership. In that regard, we have applied a diverse slate approach to increase diversity within our executive management team and are committed to actively seeking out highly qualified diverse candidates for other leadership roles across our Company. We also partner with external organizations to develop a diverse talent pipeline and are developing policies and initiatives aimed at further promoting diversity, equity and inclusion.
In 2020, we took several steps to address the dramatic changes to our employees’ professional and personal lives brought on by the COVID-19 pandemic. We conducted global surveys to understand their challenges and concerns and gather feedback regarding the Company’s response to the pandemic. We provided resources to support our employees’ transition to remote working, work-life balance and mental health. We held virtual Company-wide town hall meetings throughout the year to keep employees informed about the business and maintain high levels of engagement, and we held virtual team-building events. We did not furlough or conduct any employee layoffs due to the pandemic during 2020.
Human capital governance. Our Board believes that human capital management, including employee recruiting and retention, talent development and succession planning, are key to Triton’s continued success. The Board and the Compensation and Talent Management Committee engage with management on a broad range of human capital management topics, including organizational structure and culture, bench strength in key business and functional areas, succession planning and talent development, employee recruiting and retention, employee health and safety matters and diversity and inclusion. The Board recognizes the importance of diversity to a global business such as the Company’s and has made employee diversity and inclusion an enhanced focus area.

Total Rewards. We seek to provide our employees with compensation packages that fairly reward employees for their contributions to the Company and enable the Company to recruit and retain high quality individuals. In addition, we seek to structure our compensation plans so that they are straightforward for our employees to understand and value, and relatively easy for the Company to administer. We offer competitive salary and incentive programs that recognize individual contributions and performance as well as shared achievement of Company-wide goals.
Health and Wellness. We offer our employees a competitive set of overall benefits that focuses on total wellness, including health and welfare benefits, employee assistance programs and flexible work arrangements.
Our executive management team, together with Human Resources, has been closely monitoring developments related to the COVID-19 pandemic and providing guidance to our locations worldwide. Triton has implemented numerous measures to protect the health and safety of our employees during the pandemic based on local conditions and regulations, including remote work arrangements, reduced office capacity and staggered shifts, restrictions on travel, upgraded cleaning practices, social distancing requirements and other safety related measures.
Learning and Development. We seek to provide our employees with the opportunity to develop both personally and professionally to realize their full potential, including:
•	Organization-wide learning management system offering a comprehensive library of professional development courses in multiple languages;
•	Opportunities for internal cross training; and
•	Tuition and professional development reimbursement benefits.
Succession planning
The Board regularly reviews and updates succession plans for the Chief Executive Officer and monitors management’s succession planning for other senior executives. In addition, the Board has developed detailed plans to address an event requiring an emergency CEO replacement on both an interim and permanent basis. These plans include process steps and allocated director and committee responsibilities. The response plans are refreshed regularly. In assessing potential candidates for the CEO or other senior executive positions, the Board identifies the key skills, experience and attributes it believes are required to be an effective senior leader in light of the Company’s business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities to engage with possible successor candidates.
Risk Management
The Board of Directors has overall responsibility for the oversight of risk management at Triton. Day-to-day risk management is the responsibility of management. The Board actively oversees the Company’s policies and procedures relating to risk management and discusses and reviews key risk areas at each of its regular Board meetings. Among other topics, the Board of Directors focuses on and discusses with senior management key areas of financial, operational and strategic risk affecting Triton, including capital structure, liquidity and financing, customer credit and collection issues and strategic developments and considerations. Additionally, the Board exercises its risk oversight responsibility, including with respect to information technology and cybersecurity, sustainability and compensation-related risks, through its committees, with each Board committee regularly reporting to the full Board regarding its activities. For more information on the Board’s committees, see “Board Committees” below. We believe that the Board’s leadership structure, supermajority of independent directors, and allocation of oversight responsibilities to appropriate, fully independent committees, provide effective Board-level risk oversight.
Risk Considerations in our Compensation Programs
The Compensation and Talent Management Committee oversees our executive compensation and employee benefit plans and practices, including our annual short-term and equity-based long term incentive plans, and in doing so, annually reviews each to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” on page 34 of this proxy statement.

Annual Board and Committee Self-Assessments
The Board conducts an evaluation of its performance and effectiveness on an annual basis. The Nominating and Corporate Governance Committee, led by the Lead Independent Director, oversees the process for the Board and committee self-assessments each year. The purpose of the self-assessment is to obtain the directors’ feedback on the performance of the Board and its committees and identify ways to enhance their effectiveness. For the 2020 Board self-assessment, each director received a written questionnaire developed by the Nominating and Corporate Governance Committee to solicit input on the Board’s processes, performance, effectiveness, composition, priorities and culture. The Nominating and Corporate Governance Committee compiled the collective views and comments of the directors and the Chair of the Committee reported the results to the full Board.
In addition, the Nominating and Corporate Governance Committee, working with the Chair of each committee, conducted self-assessments for each committee using the same process as the Board self-assessment. The chairs of the committees reported the results of the committee evaluations to the members of each committee and to the Board. At the conclusion of this process, the Board develops action plans to implement appropriate changes. In recent years, the Board's approach to Board and committee self-assessments has resulted in Board refreshment and increased focus on Board diversity, development of enhanced CEO succession planning processes and changes made to Board meeting agendas and schedules, management presentations and committee responsibilities.
Board Meetings and Attendance
The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. The Board of Directors held eight meetings in 2020, as well as an informal year-end strategic planning session with management. All directors attended 75% or more of the combined total meetings of our Board and the committees on which they served in 2020. Directors are expected to make every effort to attend all meetings of the Board of Directors and the committees on which they serve, and to attend the annual meeting of shareholders. In 2020, all of our then serving directors attended our annual meeting of shareholders.
Executive Sessions
To promote open discussion among the non-executive directors, our non-executive directors meet regularly in executive sessions without management participation. For purposes of such executive sessions, our “non-executive” directors are those directors who are not executive officers of Triton. In addition, to promote open discussion among the independent directors, our independent directors meet from time to time in executive session. Mr. Rosner, as Lead Independent Director, presides at such executive sessions.
Board Committees
To support effective corporate governance, our Board has established the Audit Committee, Compensation and Talent Management Committee and Nominating and Corporate Governance Committee. These committees are comprised solely of independent directors and have the authority to engage legal counsel or other advisors or consultants as they deem appropriate to carry out their responsibilities. The committees report regularly to the Board on their activities.
Nominee	Age	Director Since	Independent	Audit Committee	Compensation and Talent Management Committee	Nominating and Corporate Governance Committee
Brian M. Sondey - Chairman and CEO	53	2016
Robert W. Alspaugh	74	2016	✔
Malcolm P. Baker	51	2016	✔
Annabelle Bexiga	59	2020	✔
David A. Coulter	73	2015	✔
Claude Germain	54	2016	✔
Kenneth Hanau	55	2016	✔
John S. Hextall	64	2016	✔
Robert L. Rosner - Lead Independent Director	61	2015	✔
Simon R. Vernon	62	2016
Chair
Member

Audit Committee	Committee Roles and Responsibilities:

Members: Robert Alspaugh (Chair) Malcolm P. Baker Annabelle Bexiga Kenneth Hanau Committee Meetings in 2020: 4 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	overseeing our financial reporting and disclosure processes, including the adequacy and effectiveness our internal controls over financial reporting and our disclosure controls and procedures
	•	appointing, overseeing and establishing the compensation of the independent registered accounting firm, and the independence of such firm with respect to services performed
	•	overseeing compliance with legal and regulatory requirements, and monitoring risk management and assessment processes, including cybersecurity risks
	•	overseeing the work and performance of the internal audit function

The Board has determined that:
	•	Mr. Alspaugh qualifies as an “audit committee financial expert” as defined by the SEC and all members are considered “financially literate” under NYSE rules.
	•	All members of the Audit Committee are independent in accordance with SEC and NYSE independence standards for audit committee members.
Compensation and Talent Management Committee	Committee Roles and Responsibilities:

Members: David Coulter Claude Germain (Chair) John Hextall Committee Meetings in 2020: 5 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	Establishing and overseeing our general compensation philosophy, strategy and principles
•
approving the goals and objectives relevant to compensation of the CEO and other executive officers and conducting, in consultation with the full Board, an annual evaluation of the Chief Executive Officer’s performance

	•	reviewing and approving the compensation of our executive officers
	•	reviewing and approving employment, consulting, retirement, severance or termination arrangements with any executive officer
	•	reviewing our compensation programs annually to evaluate unnecessary or excessive risk taking
	•	making recommendations to the Board regarding the compensation program for non-employee directors
•
reviewing the Company’s human capital management activities, including matters relating to talent management and development, talent acquisition, Company culture and employee engagement and diversity and inclusion

	•	All members of the Compensation and Talent Management Committee are independent in accordance with SEC and NYSE independence standards for compensation committee members.
Nominating and Corporate Governance Committee	Committee Roles and Responsibilities:

Members: David Coulter Claude Germain Robert Rosner (Chair) Committee Meetings in 2020: 3 Charter: The committee charter is available on our website at www.trtn.com.	The Committee assists the Board in:
	•	identifying and recommending director nominees, including establishing policies for considering shareholder nominees for election to the Board
	•	reviewing the size and composition of the Board and its committees, and making recommendations to the Board regarding these matters as well as the structure, function and operation of the Board
	•	leading the Board in shaping the corporate governance of the Company, including developing and overseeing the corporate governance principles and guidelines
	•	overseeing the annual self-assessment processes for the Board and its committees
	•	overseeing ESG initiatives and risks

Director Nomination Process
In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of Triton and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies of our Board and its committees; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and such other criteria as may be established by our Board from time to time. Additionally, the Nominating and Corporate Governance Committee annually reviews the tenure, skills and contributions of existing Board members to the extent they are candidates for re-election. For additional information on the Board selection process, including the Board’s consideration of diversity, see “Board Refreshment and Diversity” on page 8.
In connection with the director nominations process, the Nominating and Corporate Governance Committee may identify candidates through recommendations provided by members of the Board, management, shareholders or other persons, and has also engaged professional search firms to assist in identifying or evaluating qualified candidates. Ms. Bexiga, who was appointed to the Board in 2020, was identified through a search firm.
The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee may conduct such inquiry into each candidate’s background, qualifications and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any nominations of director candidates by shareholders should be submitted to the Nominating and Corporate Governance Committee, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda not before December 28, 2021 and not later than January 27, 2022 for the 2022 Annual General Meeting and should otherwise comply with the requirements for shareholder director nominations in our Bye-Laws. Submission must include the full name, age, business address and residence and must include all information required by the proxy rules, applicable law and our Bye-Laws. If a shareholder submits a director candidate in accordance with the requirements specified in our Bye-Laws, the Nominating and Corporate Governance Committee will consider such director candidate using the same standards it applies to evaluate other director candidates.
Following the termination of the Vestar Sponsor Shareholders Agreement in 2020, no shareholder has any contractual director nomination rights. See “Certain Relationships and Related Party Transactions — Vestar Sponsor Shareholders Agreement.”
Code of Ethics
We have adopted a Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our website at www.trtn.com. A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.
Additionally, we have adopted a Code of Ethics for Chief Executive and Senior Financial Officers (Chief Financial Officer and Controller). The Code of Ethics for Chief Executive and Senior Financial Officers is available on our website at www.trtn.com. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Secretary, Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.
If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics or the Code of Ethics for Chief Executive and Senior Financial Officers or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.trtn.com.
Communications with Directors
Shareholders or other interested persons may communicate with our Board of Directors as a group, the non-executive directors as a group, the independent directors as a group, or an individual director by mail labeled accordingly and sent to Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.
Our Corporate Secretary will review all communications sent to the Board. All such communications will be forwarded to the Board or members thereof (or an individual director), except for those items that are determined to be unrelated to the duties and responsibilities of the Board, its committees or directors. Communications addressed to the Board may, in our discretion, be shared with members of our management.

Shareholder Outreach and Engagement
As part of our commitment to effective corporate governance practices, we regularly engage with our shareholders to help us better understand the views of our investors on key topics, including corporate governance, executive compensation, sustainability, financial performance, strategy, Board composition and diversity and other issues important to them. This includes meetings with investors at industry conferences and roadshows, as well as phone calls and meetings throughout the year. We held a virtual investor day in 2020 and conducted follow-up outreach with investors after the event. Additionally, in 2019 we conducted a third-party investor perception study to gather relevant perspectives on our Company. Investor feedback from these discussions and activities is shared with the Board and its committees and helps to inform the development of our governance, compensation and other policies, as well as the ongoing evaluation of our business strategy, performance and investor relations efforts.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is currently comprised of 10 highly-qualified individuals with a diverse and complementary range of skills and experience that provide the Board and management with valuable insights and enable effective oversight of our business, strategic direction and performance. Nine of our current directors are standing for re-election for a term of one year, to serve until the 2022 annual general meeting of shareholders or until their successors are elected and qualified. David A. Coulter will be retiring from the Board at the expiration of his current term on the date of the Annual Meeting. Mr. Coulter has served as a distinguished member of the Company’s Board, and previously on the Board of TCIL, for a combined 10 years. We are very grateful for his valuable contributions to Triton.
Assuming a quorum is present, each nominee will be elected as a director of Triton if such nominee receives the affirmative vote of the holders of a majority of the common shares present in person or by proxy at the Annual Meeting and entitled to vote. Shareholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy “FOR” the election of the nine nominees named below.
Information about our director nominees, including certain of their key qualifications, skills and experiences is set forth below:
Nominees
Brian M. Sondey
Years of Service: 5 Age: 53 Board Committees: None Independent: No

Brian M. Sondey is our Chairman and Chief Executive Officer, and has served as a director since July 2016. Upon the closing of the merger of Triton Container International Limited (“TCIL”) and TAL International Group, Inc. (“TAL”) in July 2016, Mr. Sondey, who had served as the Chairman, President and Chief Executive Officer of TAL since 2004, became the Chairman and Chief Executive Officer of Triton. Mr. Sondey joined TAL’s former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Container Corporation. Prior to his work with Transamerica Corporation and TAL International Container Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan.

Educational Background
•	Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Sondey brings to the Board extensive industry, Company and operational experience from serving as our CEO, and prior to that from having served as the CEO of TAL. He has a breadth of experience managing a global business and in the areas of corporate finance and capital allocation, risk management, human capital management, strategic planning and mergers and acquisitions, as well as subject matter knowledge in the areas of logistics and international trade. As our CEO, he provides our Board with valuable perspectives regarding our business, strategy and performance and strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert W. Alspaugh
Years of Service: 5 Age: 74 Board Committees: Audit Committee (Chair) Independent: Yes

Robert W. Alspaugh has served as a director of the Company since July 2016 and is the Chair of the Audit Committee. Mr. Alspaugh also served as a director of TCIL from 2012 to 2016. Mr. Alspaugh had a 36-year career with KPMG LLP, including serving as Chief Executive Officer of KPMG International from 2002 to 2006. Prior to that, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice from 1998 to 2002 and, over the course of his career served as senior partner for a diverse array of global and domestic companies across a broad range of industries. Mr. Alspaugh currently serves on the board of directors of Veoneer, Inc. Mr. Alspaugh previously served on the board of directors of Autoliv, Inc., Ball Corporation and Verifone Systems, Inc.

Educational Background
•	Mr. Alspaugh received his B.B.A. degree in accounting from Baylor University, where he graduated summa cum laude.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Alspaugh brings to the Board knowledge and experience in a variety of areas, including extensive financial, accounting and auditing expertise, as well as a deep understanding of corporate finance, strategy, economics, international business and extensive public company board experience that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Malcolm Baker
Years of Service: 5 Age: 51 Board Committees: Audit Committee Independent: Yes

Malcolm P. Baker has served as a director since July 2016. Mr. Baker also served as a director of TAL from September 2006 to July 2016. Mr. Baker is the Robert G. Kirby Professor at the Harvard Business School and the director of research at Acadian Asset Management. From 2011 through 2018, he was the director of the corporate finance program at the National Bureau of Economic Research, and from 2014 to 2018 he was the unit head for finance at Harvard Business School.

Educational Background
•	Mr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D in business economics from Harvard University.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Baker brings to the Board knowledge and experience in a variety of areas, including corporate finance, economics, capital markets and financial risk management both from an academic and finance industry perspective that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Annabelle Bexiga
Years of Service: 1 Age: 59 Board Committees: Audit Committee Independent: Yes

Annabelle Bexiga has served as a director since July 2020. Ms. Bexiga served as Chief Information Officer of Global Commercial Insurance at American International Group (AIG) from 2015 to 2017. Prior to that, she was Executive Vice President, Chief Information Officer at TIAA, where she worked from 2010 to 2015. She has also held leadership positions at Bain Capital, J.P. Morgan & Co. and Deutsche Bank, including as CIO of Bain Capital, LP from 2008 to 2010 and JPMorgan Invest from 2003 to 2006. Ms. Bexiga currently is a self-employed consultant and also serves on the board of directors of StoneX Group Inc. and on the supervisory board of DWS Group GmbH of Frankfurt, Germany.

Educational Background
•	Ms. Bexiga received her B.S. degree with a concentration in Computer Science from Seton Hall University and an Executive MBA from Rutgers University, Singapore.
Specific Qualifications, Attributes, Skills and Experience
•
Ms. Bexiga brings to the Board knowledge and experience in a variety of areas, including technology and financial services, and as a director of other U.S. and international public companies. Her extensive experience in information systems, cybersecurity, capital markets, risk management and corporate governance strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Claude Germain
Years of Service: 5 Age: 52 Board Committees: Compensation and Talent Management Committee (Chair), Nominating and Corporate Governance Committee Independent: Yes

Claude Germain has served as a director since July 2016 and is the Chair of the Compensation and Talent Management Committee. Mr. Germain also served as a director of TAL from February 2009 to July 2016. Since 2010, Mr. Germain has been a principal and owner of Rouge River Capital, an investment firm focused on acquiring controlling stakes in private midmarket transportation and manufacturing companies. From 2011 to 2013, Mr. Germain was also President and CEO of SMTC Corporation, a global manufacturer of electronics based in Markham, Ontario and also served on its board of directors. From 2005 to 2010, Mr. Germain was Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., an affiliate of DB Schenker, one of the largest logistics service providers in the world. Prior to that, Mr. Germain was the President of a Texas-based third-party logistics firm and a management consultant specializing in distribution for The Boston Consulting Group. Mr. Germain serves on the boards of several private companies, as well as Canada Post Corporation. In 2002 and 2007, Mr. Germain won Canadian Executive of the Year in Logistics.

Educational Background
•	Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Germain brings to the Board knowledge and experience in a variety of areas, including logistics, transportation, distribution, risk management and strategic planning and corporate governance that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Kenneth Hanau
Years of Service: 5 Age: 55 Board Committees: Audit Committee Independent: Yes

Kenneth Hanau has served as a director since July 2016. Mr. Hanau also served as a director of TAL from October 2012 to July 2016. Mr. Hanau is a Managing Director at Bain Capital Private Equity, a unit of Bain Capital, one of the world’s foremost private investment firms with approximately $75 billion in assets under management. He has significant experience in private equity investing, with specialized focus in the industrial and business services sectors, and currently leads Bain Capital Private Equity’s North American industrials team. Prior to joining Bain Capital in 2015, Mr. Hanau was the Managing Partner of 3i’s private equity business in North America. Previously, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital. Before that, Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a certified public accountant and started his career with Coopers & Lybrand.

Educational Background
•	Mr. Hanau received his B.A. with honors from Amherst College and his M.B.A. from Harvard Business School.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Hanau brings to the Board knowledge and experience in a variety of areas, including corporate finance, capital markets, accounting, risk management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

John Hextall
Years of Service: 5 Age: 64 Board Committees: Compensation and Talent Management Committee Independent: Yes

John S. Hextall has served as a director since July 2016. Mr. Hextall is Chief Executive Officer of Shanghai based De Well Group, a privately held logistics company, a position he has held since October 2016, and is President and founder of Steers, Inc., a strategy and management consulting firm. From 2010 to 2016, Mr. Hextall served as President and CEO of the North American Region of Kuehne + Nagel, Inc., a leading global transportation and logistics provider. He also served as CEO of Nacora Insurance Brokers Inc. Prior to his role at Kuehne + Nagel, Inc., Mr. Hextall had a wide-ranging, 17-year career at UTi Worldwide Inc., a supply chain management company, including serving as a member of UTi’s Executive Management Board from 2005 to 2009, Executive Vice President and President of Freight Forwarding from 2008 to 2010, Executive Vice President and Chief Operating Officer from 2007 to 2008 and Executive Vice President and Global Leader of Client Solutions & Delivery from 2006 to 2007. Since 2016, he has also served as a nominee of CPP Investments on the board of directors of Pacific National in Sydney, Australia.

Educational Background
•
Mr. Hextall received a Bachelor of Science, Combined Honors Degree in Transport Planning & Operations, Urban Planning and Computer Science, at the Faculty of Engineering from Aston University in Birmingham, UK.

Specific Qualifications, Attributes, Skills and Experience
•
Mr. Hextall brings to the Board knowledge and experience in a variety of areas, including logistics, international transportation (sea and air freight), customs and compliance, distribution, risk management and strategic planning that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Robert Rosner
Years of Service: 6 Age: 61 Board Committees: Nominating and Corporate Governance Committee (Chair) Independent: Yes

Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. Mr. Rosner has served as a director since October 2015 and is our Lead Independent Director and the Chair of the Nominating and Corporate Governance Committee. He previously served as director of TCIL from 2013 to 2016 and as a member of its Compensation Committee. In 2000, Mr. Rosner established Vestar Capital Partners’ operations in Europe and served as President of Vestar Capital Partners Europe from 2000 - 2011, overseeing the firm’s affiliate offices in Paris, Milan and Munich. Prior to the formation of Vestar Capital Partners in 1988, Mr. Rosner was a member of the Management Buyout Group at The First Boston Corporation. He is a director of Edward Don & Company and Procure Analytics. Mr. Rosner previously served as a director of Civitas Solutions and Institutional Shareholder Services Inc.

Educational Background
•	Mr. Rosner received a B.A. in Economics from Trinity College and an M.B.A. with distinction from The Wharton School at the University of Pennsylvania.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Rosner brings to the Board knowledge and experience in a variety of areas, including international business, corporate finance, capital markets, strategic planning, risk management and corporate governance that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

Simon R. Vernon
Years of Service: 5 Age: 62 Board Committees: Independent: No

Simon R. Vernon has served as a director since July 2016. Upon the closing of the merger of TCIL and TAL in July 2016, Mr. Vernon, who had served as the President and Chief Executive Officer of TCIL from 2003 until 2016, became the President of Triton, a position which he held until he retired on February 28, 2018. Before being named President and Chief Executive Officer of TCIL, Mr. Vernon served as Executive Vice President of TCIL beginning in 1999, Senior Vice President beginning in 1996 and Vice President of Global Marketing beginning in 1994. Mr. Vernon also served as Director of Marketing of TCIL beginning in 1986, responsible for Southeast Asia and China and, beginning in 1991, for all of the Pacific basin. Prior to joining TCIL, Mr. Vernon served as chartering manager at Jardine Shipping Limited from 1984 to 1985, as a manager in the owner’s brokering department at Yamamizu Shipping Company Limited from 1982 to 1984 and as a ship broker with Matheson Charting Limited from 1980 to 1982. Mr. Vernon is also a director of Through Transport Club (Bermuda) and Tristar Container Services (Asia) Pvt. Limited, a joint venture between Triton and Marine Container Services (I) Pvt. Limited.

Educational Background
•	Mr. Vernon holds a B.A. from Exeter University in England.
Specific Qualifications, Attributes, Skills and Experience
•
Mr. Vernon brings to the Board knowledge and experience in a variety of areas, including extensive industry knowledge as a former senior executive of our company and other leading container leasing companies, as well as logistics, human capital management, strategic planning, risk management and mergers and acquisitions experience that strengthens the Board of Directors’ collective knowledge, capabilities, and experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

COMPENSATION OF DIRECTORS
The goal of our non-employee director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long-term success of our Company. It is also intended to further align the interests of directors with those of our shareholders. In 2020, annual compensation for our non-employee directors was comprised of a mix of cash and equity-based compensation. The Compensation and Talent Management Committee is responsible for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the Board. In that regard, the Compensation and Talent Management Committee periodically receives competitive benchmarking information on director compensation practices from its independent compensation consultant. The Compensation and Talent Management Committee reviewed the compensation program for our non-employee directors in 2020 and recommended to make no changes at the time.
Each of our non-executive directors receives an annual cash retainer for serving on the Board of Directors, an additional cash retainer for each committee they serve on, and an additional cash retainer if they serve as the chair of a committee. Mr. Rosner receives an additional cash retainer for serving as Lead Independent Director. In addition, our non-executive directors are granted common shares annually. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings, as well as shareholder meetings.
Under the terms of the Triton International Limited 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the maximum number of common shares that may be granted in any one fiscal year to any non-executive director, taken together with any cash retainer fees paid to such non-executive director during such fiscal year, may not exceed $500,000 in total value. The Compensation and Talent Management Committee believes that these restrictions represent meaningful limits on the total annual compensation payable to our non-executive directors.
The following table sets forth information regarding the compensation earned by our non-executive directors in 2020. Mr. Sondey does not receive additional compensation for serving as a director.
DIRECTOR COMPENSATION TABLE
	Fees Earned or Paid in Cash(1)	Common Shares Awards(2)	All Other Compensation(3)	Totals
Robert Alspaugh	$90,000	$132,920	$—	$222,920
Karen Austin(4)	$23,077	$—	$—	$23,077
Malcolm P. Baker	$75,000	$132,920	$—	$207,920
Annabelle Bexiga	$37,500	$114,035	$—	$151,535
David Coulter	$85,000	$132,920	$—	$217,920
Claude Germain	$95,000	$132,920	$—	$227,920
Kenneth J. Hanau	$75,000	$132,920	$—	$207,920
John Hextall	$75,000	$132,920	$—	$207,920
Robert Rosner(5)	$95,000	$132,920	$—	$227,920
Simon Vernon	$ 60,000	$ 132,920	$80,000	$ 272,920
(1)
Each of our non-executive directors receives a $60,000 base annual retainer, a $15,000 annual fee for serving on one committee, an additional $10,000 annual fee for serving on a second committee, an additional $10,000 annual fee for serving as the Chair of a committee, except that the Chair of the Audit committee receives an additional $15,000 annual fee for serving as Chair, and the Lead Independent Director receives an additional $10,000 annual fee. The annual retainer and annual fees are paid quarterly.

(2)
On April 21, 2020, our non-executive directors with the exception of Annabelle Bexiga and Karen Austin were each granted 4,677 common shares. These common shares were fully vested upon grant and had a grant date fair value of $132,920 (based on the closing price of $28.42 per share). Annabelle Bexiga received an initial grant on July 1, 2020, in connection with her joining the Board of 3,819 shares which were fully vested upon grant and had a grant date fair value of $114,035 (based on the closing price of $29.86 per share). For discussion regarding the assumptions used in valuing these common share grants, please refer to Note 9 to the 2020 Consolidated Financial Statements in the Company’s Form 10-K filed on February 16, 2021. There were no outstanding unexercised options or unvested share awards held by our non-executive directors as of December 31, 2020.

(3)	Includes $80,000 earned by him for service as the Company’s representative on other companies’ boards of directors. See “Certain Relationships and Related Party Transactions.”
(4)	Ms. Austin stepped down from the Board effective April 21, 2020.
(5)	Fees and common share awards were paid on Mr. Rosner’s behalf to Vestar Capital Partners LLC.

Director Share Ownership Guidelines
The Board believes that ownership of common shares further aligns directors’ interests with those of the Company’s shareholders. Accordingly, the Board has adopted share ownership guidelines applicable to our non-employee directors. As of December 31, 2020, non-employee directors were required to maintain ownership of Company common shares with a market value equal to three times the base annual retainer received by the director. In February 2021, the Board increased the non-employee director share ownership guideline to five times the base annual retainer.
Non-employee directors are expected to meet their required ownership level within five years from their appointment. Additionally, if at any time a director is not in compliance with these guidelines, the director will be required to retain 100 percent of the net (after taxes) common shares received until the guideline is met. As of December 31, 2020, all of our non-employee directors had met or had time to meet the increased ownership guidelines. Mr. Rosner, as Co-President and former Board nominee of Vestar Capital Partners LLC, which had been the Company’s largest shareholder until it sold its investment in the Company in the fourth quarter of 2020, was previously exempted from the guidelines as his director share grants and other compensation were paid to Vestar. Beginning in 2021, Mr. Rosner is now subject to the guidelines and will have five years to meet the guidelines.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis describes the material elements of our compensation program for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) who were:

•	Brian M. Sondey	Chairman, Chief Executive Officer
•	John Burns	Senior Vice President and Chief Financial Officer
•	John F. O’Callaghan	Executive Vice President, Global Head of Field Marketing and Operations
•	Kevin Valentine	Senior Vice President, Triton Container Sales
•	Carla Heiss	Senior Vice President, General Counsel and Secretary

2020 Performance Highlights
Triton had a remarkable year in 2020, and we achieved strong performance despite the COVID-19 pandemic and related wide-ranging disruptions. The first half of 2020 was challenging, as lingering impacts from the trade dispute between the United States and China weighed on container demand at the start of the year, while the outbreak of the pandemic and resulting lockdowns led to a sharp decrease in trade volumes during the first and second quarters. Triton’s operations were also impacted by the pandemic as we were forced to close our offices and shift to a remote working environment. Trade volumes, leasing demand and Triton’s performance surged in the second half of 2020 as lockdowns eased and as consumers shifted their spending from experiences and services to goods. Containerized trade volumes reached record levels during the third and fourth quarters of 2020 and Triton secured a substantial share of new leasing activity due to our leading supply capability and reputation for outstanding reliability. Our fleet utilization reached almost 99.0% as of December 31, 2020. The strong demand for containers also led to significant increases in new and used container prices and market leasing rates. Triton’s profitability also surged in the second half of the year, and our fourth quarter financial results represented a record for Triton. Our annual Adjusted Return on Equity reached 15.9%.
Triton also maintained our focus on disciplined capital management and delivering significant value to shareholders across the cycle of market conditions. While our investment in new containers was low in the first half of the year due to weak demand, we shifted our investment focus to share repurchases, and repurchased 5.1 million shares in 2020. We quickly shifted our focus to value added fleet growth as market conditions surged in the third quarter and have continued growing our new container fleet into 2021. We paid $2.13 per share on our common shares in 2020 and increased our common share dividend by nearly 10%. We achieved an annual TSR of 28.9%.
Our corporate performance was a key factor in our 2020 Named Executive Officer compensation. The tables below illustrate our three-year performance against each of the financial targets set by the Compensation and Talent Management Committee (the “Compensation Committee”) for purposes of our annual incentive plan. Despite the weak conditions during the first half of 2020, Triton significantly exceeded the targets for Adjusted Earnings Per Share and Adjusted Return on Equity. Triton fell short of the target for Growth in Revenue Earning Assets due to limited container investment in the first half of the year and practical limitations on container production in the second half as container factories needed to ramp-up capacity to meet the surge in demand.

Compensation Objectives and Philosophy
We seek to provide our senior executives with compensation packages that:
•	fairly reward the executives for their contributions to the Company;
•	allow the Company to recruit and retain highly qualified executives;
•	are straightforward for our executives and our shareholders to understand and value;
•	link a substantial portion of overall compensation to highly impactful short-term and long-term measures of performance that incentivize our executives to create long-term shareholder value; and
•	do not promote excessive risk taking.
The Compensation Committee oversees our executive compensation and employee benefit plans and practices, including our annual short-term and equity-based long-term incentive programs, and in doing so, reviews each annually to see that they do not encourage excessive risk taking. We believe that our compensation practices, which link a substantial portion of executive pay to the Company’s long-term performance, and require executives to meet minimum share ownership requirements, mitigate excessive risk taking. We also have a policy prohibiting employees from engaging in speculative transactions involving our common shares, including hedging or pledging transactions. For additional information on these policies, see “Anti-Hedging and Anti-Pledging Policy” on page 34 of this proxy statement.
Executive Compensation Practices
What We Do		What We Don’t Do
✔	Link a substantial portion of executive pay to Company performance through our annual and long-term incentive plans	✘	We do not provide single-trigger change-in-control provisions
✔	Compare executive compensation and Company performance to relevant peer group companies	✘	We do not implement pay policies or practices that pose material adverse risk to the Company
✔	Require executives and directors to meet meaningful share ownership requirements	✘	We do not allow any hedging or pledging of equity holdings by executives or directors
✔	Subject equity and annual incentive compensation to a clawback policy	✘	We do not provide tax gross-ups
✔	Provide only limited perquisites	✘	We do not pay dividends on unvested share awards; dividends are accrued and paid only if the underlying share awards vest
✔	Hold an annual “Say-on-Pay” vote
✔	Use an independent compensation consultant	✘	We do not guarantee the payment of bonuses
Consideration of Say-On-Pay Vote
Our shareholders are being provided with an opportunity at the Annual Meeting to cast an advisory vote on the 2020 compensation of our Named Executive Officers. Although the outcome of such vote will not be binding on us, we value the input from our shareholders on our executive compensation program. At our 2020 annual general meeting of shareholders, 97.6% of votes cast were in support of the 2019 compensation of our Named Executive Officers. Our Compensation Committee believes that the high level of support for the say-on-pay vote indicates support for our program. While the Compensation Committee has made certain changes to the design of the annual incentive and equity incentive programs for 2021 as described later in this Compensation Discussion and Analysis, these changes were not adopted as a result of the 2020 say-on-pay vote.

Roles and Responsibilities
The Compensation Committee is comprised of three independent directors: Claude Germain (Chair), David Coulter and John Hextall. In accordance with its written charter, the Compensation Committee is responsible for establishing and overseeing our compensation and benefit philosophies, plans and practices, including the compensation for our Named Executive Officers.
The Compensation Committee annually evaluates the performance of the Chief Executive Officer and all other executive officers in light of the goals and objectives of the Company’s executive compensation plans and determines and approves the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation. The Compensation Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.
In determining annual executive compensation, the Compensation Committee considers the following:
•	executive compensation history;
•	comparable company performance and compensation;
•	input and recommendations from its independent compensation consultant; and
•	executive and Company performance relative to established targets.
At the Compensation Committee’s request, Mr. Sondey provides performance evaluations and compensation recommendations for the other Named Executive Officers.
Determining Performance Goals
The Compensation Committee sets performance goals under the annual incentive plan and long-term incentive plan to support the Company’s business plans and strategies and build long-term shareholder value. In setting the performance goals, the Compensation Committee considers the Company’s financial forecasts under a range of scenarios and other factors, including actual and anticipated economic and industry conditions, pay for performance alignment and the pay practices of the compensation peer group companies. The Compensation Committee sets challenging, but achievable, goals for the Company and its key executives to appropriately drive the achievement of short- and long-term objectives.
Competitive Market Positioning
The Compensation Committee retained Meridian Partners LLC as its independent compensation consultant to provide advice and recommendations to the Compensation Committee with respect to the Company’s executive compensation programs and Named Executive Officer compensation decisions for 2020. Meridian assessed the overall target and actual compensation levels and analyzed the mix of base salary, annual incentive compensation and long-term compensation of the Named Executive Officers at a select group of peer companies. The Compensation Committee did not specifically link the target or actual compensation levels of our Named Executive Officers to those at the selected peer companies, but rather used the peer analysis as a point of reference when determining appropriate overall compensation levels and mix of compensation for our Named Executive Officers. The Compensation Committee retains the flexibility to set compensation levels at, above or below the median of the peer company group in the Committee's reasonable discretion taking into account factors such as market conditions, job responsibilities, experience, skill sets and actual or potential contributions to Triton. In addition, actual compensation earned in any year may be at, above, or below the median depending on the individual's and Triton's performance for the year.

The peer group companies used by Meridian in the 2020 review were:

•	Aircastle Limited	•	Herc Holdings Inc.
•	Air Lease Corp.	•	Hub Group, Inc.
•	Atlas Air Worldwide Holdings	•	Matson, Inc.
•	Forward Air Corporation	•	Mobile Mini Inc.
•	GATX Corporation	•	Werner Enterprises, Inc.
•	H&E Equipment Services, Inc.

As the Company has few direct competitors, for purposes of defining the Company’s peer group, Meridian selected companies that operate in similar or adjacent industries, such as the leasing of transportation and other equipment, shipping, freight forwarding, and trucking that are comparable to Triton in terms of revenues, asset size and market capitalization. The Company’s two public container leasing company peers, Textainer Group Holdings Limited (“Textainer”) and CAI International, Inc. (“CAI”), were excluded from the executive compensation peer group. Textainer was excluded because, as a foreign private issuer, it is not required to file a definitive proxy statement but rather includes high-level summary compensation information in its annual report on Form 20-F; accordingly, the compensation details provided are not specific enough to be used in the peer group analysis. CAI was excluded as its revenue and market capitalization figures relative to the Company were considered to be too small to be included in the executive compensation peer group.
The composition of the peer group is reviewed annually to ensure it remains appropriate in terms of company size and business focus and to reflect mergers, acquisitions or other business related changes that may occur. The following changes have been approved to the peer group for 2021:
•	Aircastle Limited was acquired in 2020 and was removed from the peer group;
•	Mobile Mini merged with WillScot Corporation in 2020 and was replaced in the peer group by WillScot Mobile Mini, the go-forward entity in the merger; and
•	the peer group was expanded by adding the following companies:
•	Air Transport Services Group Inc.,
•	CIT Group Inc.,
•	Cubesmart,
•	Life Storage, Inc. and
•	McGrath RentCorp.
The 2020 benchmarking analysis indicated that total direct compensation (i.e., base salary, plus target annual bonus, plus long term incentive compensation) and mix of compensation elements for Mr. Sondey and Mr. O’Callaghan were close to the peer group median. The total compensation of the remaining Named Executive Officers at the time of the analysis was below the market median of the peer group. The Compensation Committee also evaluated the Company’s financial performance relative to the financial performance of the selected peer companies. The analysis demonstrated that the Company’s performance was in the top quartile of the peer group based on three-year TSR and one and three-year Return on Equity.

Principal Elements of Our Executive Compensation Program
The following table sets forth information about each principal pay element and its objectives and key features. Each of these elements is described in more detail below in this “Compensation Discussion and Analysis.”
Pay Element	Purpose	Performance Period	2020 Performance Metrics
Base salary	Attract and retain talent	Annual	—
Annual cash incentive	Incentivize achievement of short-term financial and operational/strategic objectives	Annual	• Adjusted EPS • Adjusted Return on Equity •Growth in Revenue Earning Assets
Long-term equity based compensation—time-based restricted shares	Facilitates stock ownership, executive retention and shareholder alignment	Three Years	Stock price appreciation
Long-term equity based compensation—performance- based restricted shares	Designed to reward long-term performance relative to peers and shareholder alignment	Three Years	Relative total shareholder return (“TSR”)
2020 Target Compensation Mix for CEO and other NEOs
Pay for performance is an essential element of our compensation philosophy. We believe our compensation program should motivate our executives to meaningfully contribute, both individually and collaboratively, to Triton’s short- and long-term success. To that end, our compensation program is substantially performance-based and uses a mix of short- and long-term incentive compensation elements with metrics that align with our business strategy and the nature of the industry in which we operate.

Note: Amounts shown in the charts above reflect base salary and incentive targets in effect for the NEOs in 2020 and thus are not intended to match amounts in the Summary Compensation Table or Grant of Plan Based Awards Table.
We also provide certain retirement and other employee benefits. Further details on each element of compensation are discussed below.
Base Salary
The Compensation Committee believes that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function and the level of responsibility of the individual, the skills and qualifications of the individual, individual performance, the amount of time spent in the position, internal pay relationships and geographic circumstances. Base salaries are also evaluated relative to the amounts paid to executive officers with similar qualifications, experience and responsibilities at the peer group companies.

Our Compensation Committee reviews the performance and sets the salary for our Chief Executive Officer on an annual basis. As part of this process, our Chief Executive Officer makes salary recommendations to the Committee concerning our other Named Executive Officers, and the Compensation Committee reviews these recommendations and may approve or change the salary amounts for our other Named Executive Officers based on these recommendations.
The following is a summary of our Named Executive Officers’ base salaries for 2020:
Summary of Named Executive Officers’ Base Salaries
Name	2020 Base Salary	2019 Base Salary	Increase to Base Salary
Brian M. Sondey	$950,000	$930,000	2.2%
John Burns	$475,000	$455,000	4.4%
John F. O’Callaghan(1)	$475,650	$445,475	6.8%
Kevin Valentine	$385,000	$370,000	4.1%
Carla Heiss(2)	$400,000	$400,000	—%
(1)
Mr. O’Callaghan’s 2020 and 2019 Base Salary amounts shown in the table use a conversion rate of USD 1.334 to GBP 1.0 and USD 1.293 to GBP 1.0, respectively. In GBP, the increase to his Base Salary was 3.5%.

(2)	Ms. Heiss joined the Company in December 2019. Amount shown for 2019 is annualized.
Annual Incentive Compensation
Our executive compensation program provides for annual cash-based incentive compensation in order to incentivize our Named Executive Officers to achieve short-term financial and strategic priorities.
2020 Annual Incentive Plan
The Compensation Committee established a 2020 annual incentive plan that covered all Triton executives, including our Named Executive Officers. The Compensation Committee established the target incentive compensation amount and target incentive compensation range for the Chief Executive Officer. The Chief Executive Officer made target incentive compensation recommendations to the Compensation Committee for the other Named Executive Officers, and the Compensation Committee reviewed the Chief Executive Officer’s recommendations and approved the recommendations after discussion and refinements. Target incentive opportunities were set at levels considered appropriate for the job function and skills of each individual, and to reflect the individual’s ability to impact Company performance. Target incentive opportunities were also evaluated relative to peer group levels. Under the plan, incentive compensation targets and ranges are expressed as a percentage of base salary, as set forth in the table below.
Annual Incentive Award Opportunity for Named Executive Officers
Name	Target (% of Salary)	Range (% of Salary)
Brian M. Sondey	100	0 - 200
John Burns	60	0 - 120
John F. O’Callaghan	60	0 - 120
Kevin Valentine	60	0 - 120
Carla Heiss	60	0 - 120
Payout calculations under the 2020 annual incentive plan were based 50% on Triton’s 2020 consolidated financial performance and 50% on individual performance. The actual payout under the Company financial performance and individual performance elements of the plan could range from 0% to 200% based on actual performance compared to target levels, and the Compensation Committee could also use a subjective assessment of the perceived strength and contributions of each of the executive officers to increase or decrease the calculated payout levels. All annual incentive awards earned by our Named Executive Officers are subject to our clawback policy.

Financial Performance Goals
For 2020, the Compensation Committee established and set targets for three financial performance metrics: Adjusted Earnings Per Share, Growth in Revenue Earning Assets and Adjusted Return on Equity. In setting the performance targets at the beginning of each year, the Compensation Committee reviews with management the Company’s financial forecasts and business plans and actual and anticipated conditions in the business cycle. The Committee sets targets intended to align executive compensation with the appropriate achievement of profitability, growth and return targets taking into account these factors. The table below summarizes the 2020 targets, weightings and Triton’s actual performance for each of the metrics. Based on these targets, the calculated payout for the financial performance component of the 2020 annual incentive plan was 131%.
2020 Annual Incentive Plan Company Financial Performance Targets and Results
Consolidated financial performance	Weighting	Target	Threshold	Maximum	Actual
Adjusted EPS	60%	$4.08	$3.57	$5.10	$4.61
Growth in Revenue Earning Assets	20%	5%	0%	10%	0.7%
Adjusted Return On Equity	20%	13.0.%	11.4%	16.3%	15.9%
The Compensation Committee utilized these financial metrics as they incentivize achievement of short-term progress toward long-term value creation and are strong indicators of our overall performance as follows:

Metric	Objective
Adjusted EPS	Measures our core profitability and success in achieving profitable growth for our shareholders.
Growth in Revenue Earning Assets	Measures our ability to grow our business and market position in a competitive environment.
Adjusted Return On Equity	Measures how efficiently management uses investors’ capital to generate profits.
Individual Performance Goals
For 2020, individual performance objectives set by the Compensation Committee for the Named Executive Officers were tied to numerous specific objectives for the overall company or within their business units or functional areas. These objectives were set in early 2020, before the COVID-19 pandemic. They included achieving target levels for key operating metrics, such as fleet utilization; achieving critical investment goals such as obtaining a target leasing share and target expected returns for new container investments; progressing identified business transformation initiatives to further enhance Triton’s competitive advantages; enhancing Triton’s organization, especially in regard to talent and leadership development; enhancing risk management processes and increasing our corporate focus on ESG initiatives.
The Committee determined that most of the operating and investment goals, as well as several of the organizational goals were exceeded in 2020, despite disruptions caused by the COVID-19 pandemic. Additionally, while progress on some of the strategic and business transformation objectives was mixed, the Committee determined that management’s enhanced focus on delivering the operating and investment objectives, careful management of the increased complexity and risks caused by the pandemic, as well as success in aggressively pursuing the value creation opportunities provided by the surge in trade volumes and leasing demand in the second half of the year, substantially exceeded expectations. Among the key accomplishments influencing the Committee’s decisions on the individual performance portion of the annual incentive awards for 2020 were the following results:
•	Successfully navigating the rapid transition to remote working globally while managing business continuity risks across all operations and functions.
•	Significantly growing our market share of leasing transactions.
•	Achieving nearly 99% equipment utilization rate at the end of the year.
•	Increasing lease durations for new and used equipment, thus locking in attractive lease rates for extended terms.

•
Skillfully managing increased customer credit risk during the first half of the year, including rapidly reducing higher risk exposures and collaboratively working with customers to profitably mitigate short-term challenges.

•
Rigorously managing the Company’s capital allocation strategy through the pandemic, including focusing on aggressive share repurchases in the first half of the year while market conditions were weak and rapidly pivoting to accelerated fleet growth when market conditions inflected upwards, all while lowering overall leverage, attractively refinancing existing debt and increasing annual dividends by nearly 10%.

•	Continuously maintaining a focus on employee safety, wellness and engagement.
As a result, the payouts under the individual performance goals for the Named Executive Officers ranged from 135% to 200%, averaging 170%.
COVID-19 Adjustment Factor for 2020 Annual Incentive Plan
In further recognition of the extraordinary personal and business challenges faced in 2020 due to the COVID-19 pandemic and the increased dedication and collaboration required to successfully deliver the Company’s strong financial and operating results while managing increased operational, supply chain, customer credit and human capital risks, including the rapid transition to remote working, the Compensation Committee determined to increase the calculated payout under the annual incentive plan for each of the NEOs by a factor of 1.1 times. Triton included this adjustment factor for all employees participating in the annual incentive plan.
The table below shows the actual payouts under the annual incentive plan for each Named Executive Officer for 2020.
	Financial		Individual		Financial/ Individual Bonus	COVID-19 Adjustment	Total 2020 Bonus	Target Bonus (as a % of base Salary)	Total Payout as a % of Target
	Performance	Weighting	Performance	Weighting
Brian M. Sondey	131%	50%	180%	50%	$1,477,250	110%	$1,624,975	100%	171%
John Burns	131%	50%	135%	50%	$379,050	110%	$416,955	60%	146%
John F. O'Callaghan	131%	50%	200%	50%	$472,320	110%	$519,552	60%	182%
Kevin Valentine	131%	50%	200%	50%	$382,305	110%	$420,536	60%	182%
Carla Heiss	131%	50%	135%	50%	$319,200	110%	$351,120	60%	146%
2021 Annual Incentive Plan Design Change.
The Compensation Committee regularly reviews and refines our compensation program to ensure it remains competitive, supports strategic objectives and rewards performance. For 2021, the Compensation Committee has approved changes to the annual incentive plan such that the Adjusted Return on Equity metric will be replaced with Cash Flow Before Capital Expenditures, which is a measure we report externally and is viewed by our shareholders as an important measure of liquidity for capital expenditures, dividends, share repurchases and other value creating opportunities. The other financial metrics will remain Adjusted EPS and Growth in Revenue Earning Assets. As discussed below under “Long-Term Equity Based Compensation,” the Committee has added Adjusted Return on Equity as a second performance metric for our long-term performance-based restricted share awards granted in 2021.
Long-Term Equity Based Compensation
We utilize long-term equity based compensation for key employees, including our Named Executive Officers, to align their compensation with the growth of long-term value for our shareholders, to motivate them to achieve long-range goals and as a retention tool. The Compensation Committee administers our long-term equity compensation plans and determines the individuals eligible to receive awards, the types of awards, the number of common shares subject to the awards, the value and timing of awards, and the other terms, conditions, performance criteria and restrictions on the awards. Long-term incentive awards earned by our Named Executive Officers are subject to our clawback policy.
Currently, the Company utilizes a mix of time-based and performance-based restricted shares for its long term incentive compensation awards, as further described below. In determining the value of awards granted to the Named Executive Officers, the Compensation Committee considers individual performance, the contributions of each executive officer to the Company’s success, each executive officer’s relative experience and future leadership potential and how the executive officer’s total and long-term equity-linked compensation compare to levels at our peer group companies.

2020 Long-Term Incentive Program Awards
All share awards granted under our equity incentive program have a 3-year cliff vesting period, with 50% of the shares constituting time-based awards contingent on the executive’s continued employment with the Company through the vesting date, and 50% constituting performance-based awards. Awards will pay out in Triton common shares, plus dividends accrued over the vesting period on earned shares. For performance-based share awards granted in 2020, the level of vesting will be contingent on the Company’s relative TSR over the vesting period (subject to the executive’s continued employment) versus the TSR over the same period of the following peer companies:

•	Air Lease Corp.	•	Herc Holdings, Inc.
•	Atlas Air Worldwide Holdings	•	Hub Group, Inc.
•	CAI International, Inc.	•	Matson, Inc.
•	Forward Air Corporation	•	Mobile Mini Inc.(1)
•	GATX Corporation	•	Textainer Group Holdings
•	H&E Equipment Services, Inc.	•	Werner Enterprises, Inc.

(1)	Effective July 1, 2020, Mobile Mini Inc. was replaced with the go-forward entity from its merger with WillScot Corporation, Willscot Mobile Mini.
The performance-based share awards granted in 2020 will vest between 50% and 150% of the target award granted in accordance with the methodology set forth below:
•
The TSR of each peer company over the three-year performance period will be calculated and ranked, provided that Textainer will be included on the list three times and CAI will be included on the list twice, as they are direct competitors of the Company and provide a common basis for comparison.

•	If the Company’s TSR over the three-year performance period is in the bottom one-third of the peer companies, 50% of the target performance-based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the middle one-third of the peer companies, 100% of the target performance-based restricted shares will vest.
•	If the Company’s TSR over the three-year performance period is in the top one-third of the peer companies, 150% of the target performance-based restricted shares will vest.
The peer companies used for purposes of the 2020 performance-based share awards are substantially similar to the peer group used by Meridian to assess market-based compensation for Named Executive Officers for 2020, except that Textainer and CAI, the Company’s publicly traded container leasing peers, are included in the relative TSR peer group and Aircastle Limited was removed due to its acquisition in the first quarter of 2020. The following table lists the restricted share grants made to the Named Executive Officers in 2020:
Named Executive Officers’ 2020 Share Grants
	Vesting Date	Time-Based	Performance-Based
Name			Minimum	Target	Maximum
Brian M. Sondey	January 10, 2023	31,347	15,674	31,347	47,021
John Burns	January 10, 2023	6,399	3,199	6,398	9,598
John F. O’Callaghan	January 10, 2023	5,882	2,941	5,881	8,822
Kevin Valentine	January 10, 2023	5,753	2,876	5,752	8,629
Carla Heiss(1)	—	—	—	—	—
(1)
Ms. Heiss received a share grant upon joining the Company in December 2019 intended to cover the 2020 compensation period and thus pursuant to her employment offer letter did not receive an equity incentive award in 2020.

2020 Long-Term Incentive Program Payouts
The number of shares that vested in 2020 for our NEOs was significantly lower than the number of shares scheduled to vest in upcoming years. This is because our then-serving NEOs were granted equity awards following the closing of the TCIL and TAL merger in July 2016 that were intended to cover the compensation periods for both the second half of 2016 as well as the full year of 2017. These awards vested in September 2019. Mr. O’Callaghan was the only NEO who had an equity award that vested in 2020, which included a performance-based share award that vested at the maximum level. The following table shows the performance-based and time-based equity awards that vested in 2020 for our NEOs. Amounts shown below are included in the Options Exercised and Stock Vested table on page 38 of this proxy statement:
	Time-Based Awards		Performance-Based Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian M. Sondey	—	$—	—	$—
John Burns	—	$—	—	$—
John F. O’Callaghan	4,091	$164,458	5,113	$205,543
Kevin Valentine	—	$—	—	$—
Carla Heiss	—	$—	—	$—
2021 Long-Term Incentive Plan Design Change
The Compensation Committee determined that, beginning with the 2021 grant which will vest in 2024, Adjusted Return on Equity would be added as an additional performance metric to the performance-based restricted shares awarded to our Named Executive Officers. In determining to add Adjusted Return on Equity as an additional long-term performance metric, the Compensation Committee considered that it would serve as a complementary metric to relative TSR as it is an important metric tied to long-term value creation. In addition, beginning with the 2021 award grant, the performance share payout formula will be adjusted so that performance between minimum and target levels and between target and maximum levels will be determined by linear interpolation between the relevant payout percentages.
Executive Share Ownership Guidelines
The Company has adopted share ownership guidelines to help achieve our compensation objective of linking the interests of our executives to those of our shareholders. The guidelines provide that each Named Executive Officer must maintain ownership of a number of Company shares with a market value equal to the specified multiple of the executive’s base salary as shown in the table below:
Name	Stock Ownership Target as a Multiple of Salary
Brian M. Sondey	6
John Burns	3
John F. O’Callaghan	2
Kevin Valentine	2
Carla Heiss	2
Executive officers are expected to meet the guidelines within five years of becoming subject to the guidelines. Attainment of the guidelines is reviewed annually. As of December 31, 2020, all of our Named Executive Officers had met or are on track to meet their required ownership levels within the five-year period. Ownership that counts for the guidelines includes common shares, unvested time-based restricted shares or restricted share units, unvested time-based share options or share appreciation rights, unvested performance-based share appreciation rights, and shares or units held by a Named Executive Officer in any deferral plan. For performance-based share awards, the minimum number of shares that will be awarded under the grant count towards the ownership guidelines.

If at any time a Named Executive Officer is not in compliance with these guidelines, the Named Executive Officer will be required to retain 50 percent of the net (after taxes) shares received upon the exercise of any share options or share appreciation rights and/or upon the vesting of any restricted shares or restricted share units until the guideline ownership levels have been reached.
Clawback Policy
The Company has a clawback policy to encourage sound risk management and accountability. The clawback policy provides that performance-based compensation awarded to or earned by our executive officers (including under the annual incentive plan and the long-term incentive plan) may be required to be forfeited or repaid to the Company in the event of a restatement of the Company’s financial statements. Compensation subject to recovery includes the excess amounts of performance-based compensation awarded or paid to the executive due to the misstated financial results, and covers awards for the three-year period preceding the date of the financial restatement. The Compensation Committee administers and makes determinations under the clawback policy.
Employee Benefits
We provide health and welfare benefits to our employees, including all of our Named Executive Officers. For our U.S. based Named Executive Officers, we provide a defined contribution 401(k) plan with a 100% Company matching contribution up to $6,000, subject to IRS regulations and plan contribution limits. For Mr. O’Callaghan, we provide a UK stakeholder pension scheme with a 100% Company matching contribution on up to 5% of the employee’s annual salary subject to HMRC’s regulations and plan contribution limits.
Deferred Compensation Plan
We do not offer a deferred compensation plan to our Named Executive Officers.
Pension Plan
We do not offer a defined benefit pension plan to our Named Executive Officers.
Personal Benefits
Consistent with our pay-for-performance philosophy, we provide limited executive perquisites. See the “All Other Compensation” column of the Summary Compensation Table and the notes thereto on page 36 of this proxy statement for a description of the perquisites provided to the Named Executive Officers.
Change in Control Provisions
Unvested restricted share awards do not vest solely upon a Change in Control (as defined in the 2016 Equity Incentive Plan). All of our unvested restricted share awards outstanding under the 2016 Equity Plan are “double-trigger” in nature, meaning that the awards will vest (with any applicable performance conditions deemed to be fully achieved) if, within two years following a Change in Control, the recipient experiences a qualifying termination of employment. Otherwise, we have no individual change of control agreements with any of our Named Executive Officers.
Employment Agreement with Mr. Sondey
In November 2004, TAL entered into an employment agreement with Mr. Sondey in order to retain Mr. Sondey’s services as TAL’s Chief Executive Officer. The employment agreement was assumed by the Company in connection with the closing of the merger of TCIL and TAL in July 2016. The employment agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2020 was $950,000 and under the terms of the employment agreement, is increased annually to reflect his performance and increases in the consumer price index. Mr. Sondey is also entitled to certain perquisites, as well as other benefits that are provided to other employees, which include health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined in the employment agreement), if he terminates his employment for good reason (as defined in the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon a termination due to death or disability, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for one year plus a pro-rated portion of the bonus (based on the period from the beginning of the year through the date of termination) that he would have been entitled to receive had his employment not terminated. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one-year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.
Non-Compete Agreements
We have not entered into employment agreements with any of our other Named Executive Officers. However, all of our Named Executive Officers are bound by non-compete agreements, which provide that upon the termination of a Named Executive Officer’s employment for any reason or no reason, subject to our election to continue to pay to that Named Executive Officer his or her base salary for a one year period following such termination, unless such termination is for cause, the Named Executive Officer will be restricted from competing with us for a period of one year following such termination. Under the non-compete agreements, our Named Executive Officers are also prohibited from disclosing any of our confidential information.
Employee Severance Plan
Our Named Executive Officers (other than Mr. Sondey) participate in the Employee Severance Plan, which provides benefits to all eligible employees upon a termination of employment by the Company without cause or by the participant for good reason (each as defined in the Employee Severance Plan), subject to the participant’s execution of a release of claims in connection with his or her termination of employment. These severance benefits consist of: (1) for those employees with less than 3 completed years of service, a base amount of 4 weeks of pay plus 1 additional week of pay for each completed year of service, and for those employees with 3 or more completed years of service, a base amount of 8 weeks of pay plus 1 additional week of pay for each completed year of service, with a maximum award of 32 weeks of pay; (2) Company-provided outplacement services; and (3) payment by the Company of the Company portion of COBRA premiums for Company sponsored group health benefits for a period of up to 6 months (or, if earlier, until the date on which the participant becomes eligible for coverage under another employer-provided plan). For purposes of the Employee Severance Plan, a week of pay is calculated by dividing the eligible employee’s annual base salary plus bonus target by 52.
Anti-Hedging and Anti-Pledging Policy – Hedging and Pledging of Shares Prohibited
Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. The Company’s insider trading policy prohibits employees, officers, and directors from engaging in hedging transactions with respect to Company securities and from pledging Company securities beneficially owned by them, including purchasing Company shares on margin, pledging Company shares to secure a loan, trading in options on the Company’s shares, or short sales of Company shares.
Tax Deductibility of Compensation
Internal Revenue Code Section 162(m) imposes a limit of $1 million per year on the amount of compensation paid to certain executive officers that a company may deduct for any single taxable year. Historically, the deduction limitation did not apply to “qualified performance-based compensation” within the meaning of Section 162(m). However, on December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”) which made significant changes to Section 162(m) that are generally effective for compensation paid in taxable years beginning after December 31, 2017. The Act eliminates the historic exception for qualified performance-based compensation, unless the compensation qualifies for certain transition relief. In addition, the Act provides that the deduction limitation will apply to an individual who served as the CEO or CFO at any time during the taxable year or one of the three highest compensated officers (other than the CEO or CFO) for the taxable year (collectively, the “covered employees”). Once an individual is a covered employee for a taxable year beginning after December 31, 2016, the individual is considered a covered employee for all future years, including after termination of employment and even after death. Despite these limits on the deductibility of performance-based compensation, the Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, and if a significant portion of our executives’ compensation continues to be tied to the Company’s performance, even though some compensation awards may not be fully tax deductible.
Compensation and Talent Management Committee Interlocks and Insider Participation
None of the members of the Compensation and Talent Management Committee are officers, employees or former officers of the Company. No executive officer of the Company served as a member of the compensation committee

(or other committee performing equivalent functions) or board of directors of another entity, one of whose executive officers served on the Compensation and Talent Management Committee or as a director of the Company.
REPORT OF THE COMPENSATION AND TALENT MANAGEMENT COMMITTEE
The Compensation and Talent Management Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation and Talent Management Committee

Claude Germain, Chair David A. Coulter John S. Hextall

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our Named Executive Officers for the fiscal years ended December 31, 2020, 2019 and 2018 fiscal years.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian M. Sondey	2020	950,000	—	2,384,880	1,624,975	16,040	4,975,895
Chairman and Chief Executive Officer	2019	930,000	—	2,210,834	841,650	16,403	3,998,887
	2018	900,000	—	2,006,536	1,548,000	18,791	4,473,327

John Burns	2020	475,000	—	486,798	416,955	21,914	1,400,667
Senior Vice President and Chief Financial Officer	2019	455,000	—	466,741	226,590	16,006	1,164,337
	2018	440,000	—	444,364	427,680	15,915	1,327,959

John F. O’Callaghan(5)	2020	475,650	—	447,465	519,552	24,932	1,467,599
Executive Vice President, Global Head of Field Marketing and Operations	2019	445,475	—	432,332	221,847	22,927	1,122,581
	2018	425,973	—	382,267	414,045	39,313	1,261,598

Kevin Valentine	2020	385,000	—	437,650	420,536	15,283	1,258,469
Senior Vice President, Triton Container Sales	2019	370,000	—	422,510	217,560	15,131	1,025,201
	2018	355,000	—	358,339	419,610	14,542	1,147,491

Carla Heiss	2020	400,000	—	—	351,120	14,526	765,646
Senior Vice President, General Counsel and Secretary	2019	23,077	330,000	417,196	—	656	770,929

(1)
Pursuant to SEC guidance, the share award values shown in this column represent the grant date fair value of the time-based and performance-based restricted shares granted by the Company as calculated in accordance with FASB ASC 718 - “Compensation-Stock Compensation” (ASC 718). For further discussion regarding the assumptions used in valuing these share awards, please refer to Note 9 in the 2020 Consolidated Financial Statements in the Company’s Form 10-K filed on February 16, 2021. Dividends are not paid on awards during the vesting period. Actual value to be realized, if any, will depend on the satisfaction of certain pre-established vesting conditions. The awards granted for 2020 are set forth in the “Grants of Plan-Based Awards Table” on page 37.

(2)
The grant date fair value of the performance-based restricted common shares reported in this column assumes that these awards will be earned at the target level of performance. If the maximum level of performance had been assumed, the grant date fair value of the time-based and the performance-based restricted shares granted to our Named Executive Officers would have been as follows for 2020: Mr. Sondey: $2,981,119; Mr. Burns: $608,526; Mr. O’Callaghan: $559,340; and Mr. Valentine: $547,091.

(3)
Cash awards earned under our annual incentive compensation program. All incentive compensation payments to our Named Executive Officers are calculated following the closing of the fiscal year and paid out in January/February of the following year.

(4)	For 2020, All Other Compensation consisted of the following:
Name	Savings Plan Company Match ($)	Other Compensation ($)(1)	Total
Brian M. Sondey	6,000	10,040	16,040
John Burns	6,000	15,914	21,914
John F. O’Callaghan	7,100	17,831	24,931
Kevin Valentine	6,000	9,283	15,283
Carla Heiss	6,000	8,526	14,526
(1)
Other compensation includes Company paid car allowances, Company paid life insurance premiums for coverage exceeding $50,000 and Company matching gift donations. In addition, for Mr. O’Callaghan the amount also includes club membership fees.

(5)
Amounts reported in the table for Mr. O'Callaghan were paid in GBP and converted for purposes of this table from GBP to U.S. dollars at an exchange rate of USD 1.334 to GBP 1.0 for 2020, USD 1.293 to GBP 1.0 for 2019, and USD 1.276 to GBP 1.0 for 2018.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table includes certain information with respect to the annual incentive compensation plan awards and equity awards granted to our Named Executive Officers during the fiscal year ended December 31, 2020:
	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Awards			Estimated Future Payouts under Equity Incentive Awards			All Other Share Awards: Number of Shares (#)	Grant Date Fair Value of Share Awards(2)
Name		Minimum ($)(1)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Brian M. Sondey	2/11/2020	$—	$950,000	$1,900,000	15,674	31,347	47,021		$1,192,440
	2/11/2020							31,347	$1,192,440
John Burns	2/11/2020	$—	$285,000	$570,000	3,199	6,398	9,598		$243,380
	2/11/2020							6,399	$243,418
John F. O’Callaghan(3)	2/11/2020	$—	$285,390	$570,780	2,941	5,881	8,822		$223,713
	2/11/2020							5,882	$223,751
Kevin Valentine	2/11/2020	$—	$231,000	$462,000	2,876	5,752	8,629		$218,806
	2/11/2020							5,753	$218,844
Carla Heiss(4)	2/11/2020	$—	$240,000	$480,000	—	—	—		$—
(1)	Awards granted under our annual incentive plan do not have a minimum performance payout.
(2)	Calculated based on target equity incentive awards using the February 11, 2020 closing share price of $38.04.
(3)	Amounts reported in the “Non-Equity Incentive Award” column are based on an exchange rate of USD 1.334 to GBP 1.0.
(4)
Ms. Heiss received a share grant upon joining the Company in December 2019 intended to cover the 2020 compensation period and thus pursuant to her employment offer letter did not receive an equity incentive award in 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following table includes certain information with respect to restricted share awards held by each of our Named Executive Officers as of December 31, 2020.
	Stock Awards
	Time-Based Restricted Shares		Performance-Based Restricted Shares		Combined Totals
Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)(2)	Number of Unearned Shares That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)	Total Number of Unvested Time-Based and Performance-Based Restricted Shares (#)	Combined Market Value of Unvested Time-Based and Performance-Based Restricted Shares ($)
Brian M. Sondey(4)	92,448	$4,484,652	138,670	$6,726,882	231,118	$11,211,534
John Burns(5)	19,580	$949,826	29,370	$1,424,739	48,950	$2,374,565
John F. O’Callaghan(6)	17,692	$858,239	26,536	$1,287,261	44,228	$2,145,500
Kevin Valentine(7)	17,088	$828,939	25,629	$1,243,263	42,717	$2,072,202
Carla Heiss(8)	5,650	$274,082	8,475	$411,122	14,125	$685,204
(1)
Amounts appearing in this column include (1) time-based restricted shares granted by the Company in February 2018, 2019, and 2020 to each of our Named Executive Officers (other than Ms. Heiss), and (2) time-based restricted shares granted by the Company to Ms. Heiss in December 2019. The share grants have three-year cliff vesting contingent upon continued employment with the Company.

(2)	The closing price of the Company’s common shares on December 31, 2020 was $48.51.

(3)
Amounts appearing in this column include (1) performance-based restricted shares granted by the Company in February 2018, 2019, and 2020 to each of our Named Executive Officers (other than Ms. Heiss), and (2) performance-based restricted shares granted by the Company to Ms. Heiss in December 2019. The performance-based restricted share grants have three-year cliff vesting contingent upon continued employment with the Company, and are also contingent upon meeting certain performance-based criteria, as described above in the Compensation Discussion and Analysis. The amounts appearing in this column assume that the maximum number of performance-based restricted shares will be earned.

(4)
Mr. Sondey’s restricted shares vest as follows: 68,341 on January 1, 2021, 84,409 on January 1, 2022, and 78,368 on January 10, 2023 (which all include the maximum of the performance-based share grants).

(5)
Mr. Burns’ restricted shares vest as follows: 15,133 on January 1, 2021, 17,820 on January 1, 2022, and 15,997 on January 10, 2023 (which all include the maximum of the performance-based share grants).

(6)
Mr. O’Callaghan’s restricted shares vest as follows: 13,018 on January 1, 2021, 16,506 on January 1, 2022, and 14,704 on January 10, 2023 (which all include the maximum of the performance-based share grants).

(7)
Mr. Valentine’s restricted shares vest as follows: 12,204 on January 1, 2021, 16,131 on January 1, 2022, and 14,382 on January 10, 2023 (which all include the maximum of the performance-based share grants).

(8)	Ms. Heiss’ restricted shares vest as follows: 14,125 on December 3, 2022 (which includes the maximum of the performance-based share grants).
OPTIONS EXERCISED AND STOCK VESTED TABLE
The shares shown in the table below represent time-based and performance-based shares that vested on January 1, 2020. The closing share price on January 1, 2020 was $40.20. We do not grant stock options to our executives as part of our equity incentive program.
Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian M. Sondey	—	$—
John Burns	—	$—
John F. O’Callaghan	9,204	$370,001
Kevin Valentine	—	$—
Carla Heiss	—	$—
PENSION BENEFITS
We do not provide our Named Executive Officers with any plans providing for payments or other benefits at, following or in connection with retirement, other than our tax-qualified defined contribution 401(k) plan and our UK Stakeholders Scheme for Mr. O’Callaghan.
NONQUALIFIED DEFERRED COMPENSATION
We do not provide our Named Executive Officers with any plans providing for nonqualified deferred compensation.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes and quantifies the payments and benefits that our Named Executive Officers would have been eligible to receive from us under each contract, agreement, plan or arrangement entered into, sponsored or maintained by the Company that provides for payments or benefits in connection with a termination of employment or a change in control of the Company. The quantitative disclosure provided in this section assumes that the applicable termination of employment or change in control of the Company occurred on December 31, 2020, and that the closing price per common share to the extent applicable is equal to the closing share price on December 31, 2020 of $48.51.

Name	Benefit	Termination Event
		Termination without Cause or with Good Reason	Termination without Cause or with Good Reason in connection with a Change of Control	Termination due to death or disability
Brian M. Sondey	Cash Severance(1)	$2,850,000	$2,850,000	$2,850,000
	Restricted Stock(2)	$8,190,345	$12,158,901	$12,158,901
	Non-Compete(1)	$950,000	$950,000	$—
	Other (1)(5)	$15,958	$15,958	$—
	TOTAL	$12,006,303	$15,974,859	$15,008,901

John Burns	Cash Severance(4)	$467,692	$467,692	$—
	Restricted Stock(2)	$1,767,699	$2,577,788	$2,577,788
	Non-Compete(3)	$475,000	$475,000	$—
	Other(5)	$15,958	$15,958	$—
	TOTAL	$2,726,349	$3,536,438	$2,577,788

John F. O’Callaghan(6)	Cash Severance(4)	$468,332	$468,332	$—
	Restricted Stock(2)	$1,582,671	$2,327,282	$2,327,282
	Non-Compete(3)	$475,650	$475,650	$—
	Other(5)	$14,427	$14,427	$—
	TOTAL	$2,541,080	$3,285,691	$2,327,282

Kevin Valentine	Cash Severance(4)	$379,077	$379,077	$—
	Restricted Stock(2)	$1,518,351	$2,246,656	$2,246,656
	Non-Compete(3)	$385,000	$385,000	$—
	Other(5)	$16,807	$16,807	$—
	TOTAL	$2,299,235	$3,027,540	$2,246,656

Carla Heiss	Cash Severance(4)	$393,846	$393,846	$—
	Restricted Stock(2)	$715,290	$715,290	$715,290
	Non-Compete(3)	$400,000	$400,000	$—
	Other(5)	$12,023	$12,023	$—
	TOTAL	$1,521,159	$1,521,159	$715,290
(1)	As described in the section “Employment Agreement with Mr. Sondey” on page 33.
(2)
See the “Outstanding Equity Awards at Fiscal Year End” table on page 37. Amounts shown assume all restricted shares not granted in the year of termination fully vest, including performance-based shares vested at maximum, and accrued dividends as of December 31, 2020.

(3)	As described in the section “Non-Compete Agreements” on page 34.
(4)	As described in the section “Employee Severance Plan” on page 34. Assumes each Named Executive Officer will receive the maximum cash severance award under the Employee Severance Plan.
(5)	Includes health and welfare benefits and outplacement services as provided under the Employee Severance Plan.
(6)	Amounts shown in the table use a conversion rate of USD 1.334 to GBP 1.0.

2016 Equity Incentive Plan
In the event that a Change in Control (as defined in Triton’s 2016 Equity Incentive Plan) occurs and a participant’s employment is subsequently terminated by the Company or its affiliates without Cause or by the participant for Good Reason (in each case as defined in the 2016 Equity Incentive Plan) within the two years following the Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges (a) any and all options and SARs granted under the 2016 Equity Incentive Plan shall become immediately exercisable and (b) any restriction periods and restrictions imposed on restricted shares or other awards shall lapse and performance conditions shall be deemed to be fully achieved and vest at maximum.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2020 with respect to outstanding awards and shares remaining available for issuance under the Company’s existing equity compensation plan. Information is included in the table as to common shares that may be issued pursuant to Triton’s equity compensation plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	297,260(2)	N/A	3,338,852
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	297,260	N/A	3,338,852
(1)	Represents the 2016 Equity Incentive Plan.
(2)
Represents the number of performance-based restricted common shares that can be earned if the Company’s TSR over the three-year performance period is in the top one-third of the list of peer companies. The weighted average exercise price of the restricted shares identified in column (a) is listed as N/A since such restricted shares do not have an exercise price or purchase price. Pursuant to SEC guidance, time-based restricted common shares that were issued and outstanding as of December 31, 2020 are not included in column (a) or (c) of this table.

CEO PAY RATIO
The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) requires the Company to determine the ratio of the CEO’s annual total compensation (as calculated in the Summary Compensation Table) to that of the Company’s median employee.
To determine the median employee, we made a direct determination from our global employee population (other than our CEO) of approximately 242 individuals. We established a consistently applied compensation measure inclusive of base pay, overtime, annual incentives, and allowances to identify the Company’s median employee. Our employee population was evaluated as of December 31, 2020, and reflects compensation paid from January 1, 2020, through December 31, 2020. Where allowed under the applicable SEC rule, we have annualized compensation for full-time and part-time employees newly hired in 2020. Non-U.S. compensation was converted to U.S. dollars based on the applicable exchange rates as of December 31, 2020.
Based on the above, the annual total compensation for the median employee for 2020 was $125,349. Using the CEO’s total 2020 compensation of $4,975,895 as presented in the Summary Compensation Table, the resulting ratio is 40:1.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION
OF NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, Triton is providing shareholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers as disclosed in this proxy statement. This proposal, which is commonly known as a “say-on-pay” proposal, provides shareholders with the opportunity to cast non-binding, advisory votes on the compensation of our Named Executive Officers. Based on the results of the May 10, 2017 shareholder vote on the frequency of holding the advisory vote on the compensation of our Named Executive Officers, and consistent with our recommendation, our Board of Directors has determined that Triton will hold an advisory vote on executive compensation every year.
As described in the Compensation Discussion and Analysis section of this proxy statement, Triton seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to the Company and allow Triton to recruit and retain high-quality individuals. Triton seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to understand and value, and relatively easy for the Company to administer. Triton links a portion of overall compensation to short-term and long-term measures of performance to motivate senior executives and align their interests with those of our shareholders.
The purpose of this proposal is to provide an advisory vote on the overall compensation of the Company’s Named Executive Officers. Accordingly, the Board of Directors will request that the Company’s shareholders vote on the following resolution at the Annual Meeting of Shareholders:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the Annual Meeting, including in the Compensation Discussion and Analysis, the compensation tables and other related disclosures of the Company’s Proxy Statement.”
While the advisory vote we are asking you to cast is not binding on the Company, the Board of Directors values the opinions of our shareholders regarding the compensation of Triton’s Named Executive Officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and Compensation and Talent Management Committee in the alignment of Triton’s executive compensation programs with the interests of the Company and our shareholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews Triton’s financial reporting processes on behalf of the Board of Directors. The Audit Committee is currently composed of four independent directors. Each member of the Audit Committee is financially literate, as that qualification is interpreted by Triton’s Board of Directors in its business judgment. Further, Mr. Alspaugh qualifies and is designated as an “audit committee financial expert” as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.
Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of Triton’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal control over financial reporting, the evaluation and retention of Triton’s independent auditor, the work and performance of the Company’s internal audit function and compliance with legal and regulatory requirement and the Company’s ethical standards. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss Triton’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Triton’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by PCAOB Auditing Standards No. 1301 (Communication with Audit Committees), for annual statements, and Statement of Auditing Standards 100 for quarterly statements.
The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations and the overall quality of Triton’s financial reporting. The Audit Committee also met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Triton’s results and the assessment of Triton’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by Triton in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Triton’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Triton and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to Triton is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Triton and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Triton’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.
The Audit Committee

Robert W. Alspaugh, Chair
Malcolm P. Baker
Annabelle Bexiga
Kenneth Hanau

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Triton for the fiscal year ending December 31, 2021. In the event that ratification of this selection is not approved by a majority of common shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.
Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRITON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
Audit Fees
The following table sets forth the fees billed to or incurred by Triton for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2020 and 2019:
Type of Fees	2020	2019
Audit Fees	$1,988,334	$2,186,365
Audit-Related Fees	—	—
Tax Fees	581,086	689,450
All Other Fees	337,000	90,000
Total Fees	$2,906,420	$2,965,815
In accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services in connection with the audit of Triton’s consolidated financial statements included in its Annual Report on Form 10-K, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for services reasonably related to the performance of the audit, other than “audit fees,” such as internal control reviews, service organization control reports and other attestation services; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories, which were principally comprised of agreed upon procedures related to various debt issuances and ongoing debt compliance.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

PROPOSAL 4
APPROVAL OF AMENDMENTS TO OUR BYE-LAWS TO ELIMINATE PROVISIONS
RELATING TO OUR FORMER SPONSOR SHAREHOLDERS
Our Board believes that it is in the best interests of the Company and our shareholders to amend our Bye-laws to eliminate certain provisions relating to former significant shareholders of the Company that are no longer applicable. The Board has approved, and recommends our shareholders approve, the proposed amendments.
The current Bye-laws include certain provisions that addressed the fact that Warburg Pincus LLC and Vestar Capital Partners, Inc. and their respective affiliates (collectively, the “Sponsor Shareholders”) were significant shareholders of the Company and had director nomination rights under certain sponsor shareholder agreements entered into with the Company. These Bye-law provisions consist of waivers of corporate opportunities in favor of the Sponsor Shareholders. The Sponsor Shareholders have since sold their shareholdings in the Company and their respective Sponsor Shareholder Agreements have terminated. Consequently, the provisions of our current Bye-laws referencing the Sponsor Shareholders are no longer applicable. If this Proposal 4 is approved, these sections will be removed. The proposed amendments are set forth in Appendix B. We urge you to review Appendix B before you vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO OUR BYE-LAWS TO ELIMINATE PROVISIONS RELATED TO OUR FORMER SPONSOR SHAREHOLDERS.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following tables show the beneficial ownership of our common shares on March 1, 2021 by:
•	our directors and Named Executive Officers and all of our directors and executive officers as a group; and
•	each person who we know beneficially owns more than 5% of our common shares.
Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. The number of common shares beneficially owned by a person includes common shares issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common shares beneficially owned by a person assumes that the person has exercised all options and converted all convertible securities the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is c/o Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the person. The percentages of beneficial ownership are based on common shares outstanding, together with the individual’s restricted shares granted and not yet vested.
	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Brian M. Sondey(1)	509,999	*
John Burns(1)	75,245	*
John F. O’Callaghan(1)	117,806	*
Kevin Valentine(1)	34,174	*
Carla Heiss(1)	15,474	*
Robert W. Alspaugh	35,969	*
Malcolm P. Baker	56,457	*
Annabelle Bexiga	3,819	*
David A. Coulter(2)	38,448	*
Claude Germain(3)	46,135	*
Kenneth Hanau	38,957	*
John S. Hextall	26,457	*
Robert L. Rosner	—	*
Simon R. Vernon	227,535	*
All directors and executive officers as a group (14 persons)	1,225,607	1.8%
*	None of the Directors or Named Executive Officers beneficially owned 1% or more of the Company’s outstanding shares.
(1)
For each Named Executive Officer, number of shares beneficially owned includes restricted shares granted in 2019, 2020, and 2021 as follows: Mr. Sondey (180,030); Mr. Burns (37,563); Mr. O’Callaghan (34,094); Mr. Valentine (33,584) and Ms. Heiss (15,474).

(2)	Includes 1,020 shares held by the DC Dynasty Trust and SW Dynasty Trust.
(3)	Includes 2,348 shares held by his spouse.

	Shares Beneficially Owned
Five Percent and Greater Shareholders	Number	Percent(1)
BlackRock Inc.(2)	4,898,935	7.3%
The Vanguard Group(3)	6,814,054	10.1%
Dimensional Fund Advisors LP(4)	5,040,198	7.5%
Wellington Management Group LLP(5)	6,664,378	9.9%
(1)	The percentages of beneficial ownership are based on 67,372,008 common shares of Triton International Limited outstanding as of March 1, 2021.
(2)
Based on the Schedule 13G/A filed with the SEC on February 1, 2021 by BlackRock, Inc., BlackRock Inc. had sole voting power over 4,720,822 common shares and sole dispositive power over 4,898,935 common shares it beneficially owned as of December 31, 2020. The principal business office address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
Based on the Schedule 13G/A filed with the SEC on March 10, 2021 by The Vanguard Group. The Vanguard Group had sole dispositive power over 6,693,275 common shares, shared voting power over 67,131 common shares and shared dispositive power over 120,779 common shares it beneficially owned as of February 26, 2021. The principal business office address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based on the Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP had sole voting power over 4,859,966 common shares and sole dispositive power over 5,040,198 common shares it beneficially owned as of December 31, 2020. The principal business office address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
Based on the Schedule 13G/A filed with the SEC on February 3, 2021 by Wellington Management Group LLP. Wellington Management Group LLP had shared voting power over 5,689,648 common shares and shared dispositive power over 6,664,378 common shares it beneficially owned as of December 31, 2020. The principal business office address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires Triton’s officers and directors, and holders of more than ten percent of a registered class of Triton’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish Triton with copies of all Section 16(a) forms they file.
Based on a review of the copies of Forms 3, 4 and 5 furnished to Triton, Triton believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were filed in a timely manner during 2020.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Triton reviews all relationships and transactions in which it, its control persons and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such relationships and transactions.
Triton’s Code of Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and Code of Conduct discourage all conflicts of interest and provide guidance with respect to conflicts of interest. Under these codes, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with Triton’s interests. Triton’s restrictions on conflicts of interest under these codes include related person transactions.
Triton has multiple processes for reporting conflicts of interests, including related person transactions. Under its Code of Ethics, all employees are required to report any actual or apparent conflicts of interest, or potential conflicts of interest, to Triton’s General Counsel, the Vice President of Human Resources, the Chief Financial Officer, Internal Audit Director or other Company management as deemed appropriate. This information is reviewed by Triton’s Audit Committee, the Triton Board or its independent registered public accounting firm, as deemed necessary, and discussed with management. The following factors will generally be considered:
•	the nature of the related person’s interest in the transaction;
•	material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;

•	the importance of the transaction to Triton;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Triton; and
•	any other matters deemed appropriate with respect to the particular transaction.
Any member of the Triton Board who is a related person with respect to a transaction will be recused from the review of the transaction.
In addition, Triton annually distributes a questionnaire to its executive officers and members of the Triton Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest. At the completion of the annual audit, Triton’s Audit Committee and its independent registered public accounting firm review related person transactions and potential conflicts of interest with management.
Following Simon Vernon’s retirement as President of the Company, Mr. Vernon has served as the Company’s representative on the Board of Directors of the Through Transport (TT) Club, a mutual insurance company, and is paid $20,000 for each meeting of the Board of Directors of the TT Club that he attends. In 2020, he earned $40,000 for the meetings that he attended.
Additionally, Mr. Vernon is the Company’s representative on the Board of Directors of Tristar Container Services (Asia) Private Limited and is paid $40,000 a year, plus an additional $10,000 for meetings held in India. In 2020, he earned $40,000 in connection with his service. He is also reimbursed for reasonable expenses that he incurs in providing the above services.
Vestar Sponsor Shareholders Agreement
In connection with the closing of the merger of TCIL and TAL, the Company and Vestar Capital Partners Inc. and its affiliates (the “Vestar Sponsor Shareholders Group”) entered into the Vestar Sponsor Shareholders Agreement. Under this agreement, the Vestar Sponsor Shareholders Group had the ongoing right to nominate one individual for election as a director of the Company, subject to the approval by the Nominating and Corporate Governance Committee of any individuals so designated. The Vestar Sponsor Shareholders Agreement provided that it would terminate automatically when the Vestar Sponsor Shareholders Group no longer beneficially owned any of the Company’s common shares. In October 2020, the Vestar Sponsor Shareholders Group sold all of the Company common shares held by it in a registered secondary offering. The Company bore the costs of the secondary offering, other than underwriting discounts and commissions, in accordance with the provisions of the Vestar Sponsor Shareholders Agreement. Accordingly, upon the closing of the secondary offering, the Vestar Sponsor Shareholders Agreement terminated in accordance with its terms, other than certain non-solicitation, non-competition, confidentiality and miscellaneous provisions which survive the termination of the Sponsor Shareholders’ Agreement in accordance with their terms. Mr. Rosner formerly served as the nominee of the Vestar Sponsor Shareholders Group. For further information, please see the Company’s Current Reports on Form 8-K filed on July 14, 2016 and October 5, 2020.
Indemnification Agreements
The Company has entered into indemnification agreements (the “Indemnification Agreements”), in which the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Carla Heiss, Robert W. Alspaugh, Malcolm P. Baker, Annabelle Bexiga, David A. Coulter, Claude Germain, Kenneth Hanau, John S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
General
This proxy statement and the accompanying Notice of Annual General Meeting of Shareholders are being furnished in connection with the solicitation by the Board of Directors of Triton International Limited (“Triton,” the “Company,” “us,” “our” or “we”) of proxies for use at the Annual General Meeting of Shareholders (the “Annual Meeting”) to be held virtually on April 27, 2021 at 12:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual General Meeting of Shareholders. This proxy statement and the proxy card for the Annual Meeting are first being made available to shareholders of record on or about March 17, 2021.
This year’s Annual Meeting will be held online via live webcast. See “Important Information About the Virtual Shareholder Meeting” below for more information about the virtual meeting.
The cost of soliciting proxies will be borne by Triton, and will consist primarily of preparing and distributing this proxy statement and the proxy card. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Triton’s common shares.
How do I access the proxy materials?
We are providing access to our proxy materials (including this proxy statement and our 2020 Annual Report) over the Internet pursuant to “notice and access” rules adopted by the SEC. Beginning on or about March 17, 2021, we will send Notices of Internet Availability of Proxy Materials (each, a “Notice”) by mail to shareholders entitled to notice of or vote at the Annual Meeting. The Notice includes instructions on how to view the electronic proxy materials on the Internet, which will be available to all shareholders beginning on or about March 17, 2021. The Notice also includes instructions on how to elect to receive future proxy materials by email and how to receive a printed set of proxy materials. If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site, and will continue to receive proxy materials in this manner until you terminate your election. We encourage you to take advantage of the availability of our proxy materials on the Internet.
Who can vote?
Only holders of record as of the close of business on March 1, 2021 (the “Record Date”) of the common shares are entitled to vote at the Annual Meeting. On the Record Date, there were 67,372,008 common shares issued and outstanding.
What proposals will be voted on at the Annual Meeting?
Shareholders will vote on the following proposals at the Annual Meeting:
•	the election of the nine directors identified in this proxy statement to serve on our Board of Directors (Proposal 1);
•	an advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement (Proposal 2);
•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3);
•	the approval of amendments to our Bye-laws to eliminate provisions relating to our former sponsor shareholders (Proposal 4); and
•	such other business as may properly be brought before the Annual Meeting (including any adjournment or postponement(s) thereof).
In addition, in accordance with Section 84 of the Bermuda Companies Act and Section 39 of our Bye-Laws, our audited financial statements for the fiscal year ended December 31, 2020 will be presented at the Annual Meeting. These audited financial statements are included in the 2020 Annual Report. There is no requirement under Bermuda law that these financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

How does our Board of Directors recommend that I vote on the proposals?
1.
“FOR” the election of the nine directors identified in this proxy statement to serve on our Board of Directors until the 2022 Annual General Meeting of Shareholders or until their respective successors are elected and qualified;

2.	“FOR” the approval of the compensation of our Named Executive Officers as described in this proxy statement;
3.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.	“FOR” the approval of amendments to our Bye-laws to eliminate provisions relating to our former Sponsor Shareholders.
If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy card will vote the shares represented by all properly executed proxies in their discretion.
How many votes can I cast?
You will be entitled to one vote per common share owned by you on the Record Date on all matters.
How do I vote by proxy?
Vote by Internet
The Notice, proxy card or voting instruction card contain instructions on how to view our proxy materials and vote your shares on the Internet. An electronic copy of this proxy statement and the 2020 Annual Report are available at www.proxyvote.com. You may use the Internet to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on April 26, 2021. You should have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may also vote online during the Annual Meeting by following the instructions provided under “Important Information About the Virtual Shareholder Meeting.”
Vote by Telephone 1-800-690-6903
Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 26, 2021.
Vote by Mail
Follow the instructions on your proxy or voting instruction card to vote on the proposals to be considered at the Annual Meeting. Sign, date and return the proxy or voting instruction card as instructed.
The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy or voting instruction card but do not vote on the proposals, the proxy holders will vote for you on the proposals.
Unless you instruct otherwise, the proxy holders will vote “FOR” the nominees proposed by our Board of Directors, “FOR” the advisory approval of the compensation of our Named Executive Officers as described in this proxy statement, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and “FOR” the approval of the proposed amendments to our Bye-laws.
What if other matters come up at the Annual Meeting?
The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote your shares in their discretion.
What can I do if I change my mind after I vote my shares?
At any time before the vote at the Annual Meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy, (ii) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), (iii) signing, dating and returning to our Secretary a new proxy card bearing a later date or (iv) attending the Annual Meeting via the live webcast and voting online. Your online attendance at the Annual Meeting will not revoke your proxy unless you vote online during the meeting. All written notices or new proxies should be sent to Secretary, Triton International Limited at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda.
Can I vote online during the Annual Meeting rather than by completing the proxy card?
Although we encourage you to vote via the Internet, by telephone, or by completing and returning the proxy card to ensure that your vote is counted, you can attend the Annual Meeting online and vote your shares online at that time.
What do I do if my shares are held in “street name”?
If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. Most brokers offer the ability of shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the Internet.
What are broker non-votes?
Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Under the rules of the New York Stock Exchange, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposal 1 (election of directors), Proposal 2 (advisory vote on the compensation of Named Executive Officers) and Proposal 4 (amendments to our Bye-laws). However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021). Broker non-votes are not counted for purposes of determining whether a proposal has been approved.
What is a quorum?
We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the common shares entitled to vote on the Record Date are present via the live webcast or by proxy at the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you vote via the Internet, by telephone, or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.
What vote is necessary to approve the proposals?
Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a majority of the votes cast. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (advisory vote to approve the compensation of Named Executive Officers) will require the affirmative vote of a majority of the votes cast, although such vote will not be binding on us. Approval of Proposal 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021) and Proposal 4 (approval of amendments to our Bye-laws) will require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; however, in tabulating the voting results for any particular proposal abstentions and broker non-votes will have no effect on the outcome of the matter.
Who will count the votes?
We have retained Broadridge Financial Solutions, Inc. to act as the inspector of election and tabulate the votes at the Annual Meeting.
Who pays for the proxy solicitation?
We will bear the expense of soliciting proxies for the Annual Meeting, including the costs of distributing proxy materials to our shareholders. In addition to solicitation by mail, directors, officers and other employees also may solicit proxies personally, by telephone or through electronic communications, but will not receive specific compensation for doing so. We may reimburse brokerage firms and others holding shares in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

Important Information About the Virtual Shareholder Meeting
Triton International Limited’s 2021 Annual Meeting will be conducted online only, via a live webcast. It is important to Triton that our shareholders are able to have robust participation rights in our virtual annual meeting. Below are some frequently asked questions regarding the virtual format for our Annual Meeting.
Why is this meeting virtual only? In light of public health and safety concerns regarding the continuing COVID-19 pandemic and related restrictions, and to provide expanded access, improved efficiency and cost savings for our shareholders and Triton, the Annual Meeting will be held online via live webcast. There will not be a physical location for the Annual Meeting and you will not be able to attend the Annual Meeting in person. We believe that holding a virtual meeting enables increased attendance and participation since shareholders can attend the meeting from any location with an internet connection, while saving the Company and our shareholders time and money. We have designed the meeting to offer substantially the same participation opportunities to our shareholders as an in-person meeting. Our directors will also attend the virtual meeting.
How can I participate in the Annual Meeting? To participate, visit www.virtualshareholdermeeting.com/TRTN2021 and log in with your 16-digit control number included in your proxy materials.
When can I join the Annual Meeting online? You may begin to log into the virtual meeting platform beginning at 11:45 a.m. Eastern Daylight Time on April 27, 2021. The meeting will begin promptly at 12:00 p.m. Eastern Daylight Time on April 27, 2021. We encourage our shareholders to access the meeting prior to its start time.
How can I ask questions and vote? We encourage you to vote in advance by visiting www.proxyvote.com. Shareholders may also vote and submit questions online during the meeting. To participate in the meeting webcast visit www.virtualshareholdermeeting.com/TRTN2021.
If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform, entering your 16-digit control number included in your proxy materials, typing your question into the “Ask a Question” field, and clicking “Submit.” Questions pertinent to meeting matters will be addressed during the Annual Meeting, subject to time constraints. Questions or comments that relate to proposals that are not properly brought before the Annual Meeting, relate to matters that are not the proper subject for action by shareholders, are irrelevant to our business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder, or are otherwise not suitable for the conduct of the Annual Meeting, in our reasonable discretion, will not be answered. Additional rules of conduct and procedures may apply during the Annual Meeting and will be available for you to review in advance of the meeting at www.virtualshareholdermeeting.com/TRTN2021.
What if I lost my 16-digit control number? You will be able to log in as a guest. To access the meeting webcast visit www.virtualshareholdermeeting.com/TRTN2021 and register as a guest. You will not be able to vote your shares or submit questions during the meeting if you access the meeting as a guest.
What if I experience technical difficulties? We will have technical support available to assist you with any technical difficulties you may encounter accessing the virtual meeting. Please call 800-586-1548 or 303-562-9288 (International) for assistance. Technical support will be available beginning at 11:45 a.m. Eastern Daylight Time on April 27, 2021 through the conclusion of the Annual Meeting.
What if I have additional questions? You may contact Triton Investor Relations at 914-697-2900.

MISCELLANEOUS
Shareholder Proposals for the 2022 Annual Meeting
Under Securities and Exchange Commission rules, if a shareholder wishes to submit a proposal to be considered for inclusion in our proxy statement for the 2022 Annual General Meeting of Shareholders, the Company must receive the proposal in writing on or before November 17, 2021 unless the date of the 2022 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with SEC Rule 14a-8 and should be sent to our Secretary, Triton International Limited, at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda.
If a shareholder wishes to submit a proposal for business to be brought before the 2022 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-Laws, no earlier than December 28, 2021 and no later than January 27, 2022. Notice of any such proposal also must include the information specified in our Bye-Laws and should be sent to Secretary, Triton International Limited, c/o Ocorian Services (Bermuda) Limited at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10 Bermuda. In addition to our Bye-Laws, please see the section titled “Director Nomination Process” for a description of the procedures to be followed by a shareholder who wishes to recommend a director candidate to the Nominating and Corporate Governance Committee for its consideration.
Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any other proxy materials that are delivered, to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or us that materials will be sent in the householding manner to the shareholders’ address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or if they hold registered shares they should contact our Investor Relations department at (914) 697-2900 or by mail at Victoria Place, 5th floor, 31 Victoria Street, Hamilton HM 10, Bermuda. Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, you can make your request in writing to your broker.
Forward-Looking Statements
This proxy statement contains forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipate,” “expect,” “intend,” “goal,” “target,” “seek,” “strive,” “potential,” “future,” “plan,” “forecast,” “believe,” “estimate,” “continue,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. In addition, any statements that refer to our future environmental and social objectives, management and/or financial performance, anticipated growth and trends in our business, our ability to recruit, hire or retain key employees or highly qualified and diverse directors or employees, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on our expectations as of the date of this filing, or an earlier date if indicated, and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include those described throughout our 2020 Annual Report on Form 10-K that accompanies this proxy statement, and particularly the “Risk Factors” section included therein, as well as subsequent reports filed with the SEC. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Annual Report on Form 10-K
A copy of Triton International Limited’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, will be furnished without charge to beneficial shareholders or shareholders of record upon written request to Investor Relations at Triton International Limited, Victoria Place, 5th Floor, 31 Victoria Street, Hamilton HM 10, Bermuda.
ADJOURNMENT OF THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common shares. Proxies solicited by our Board of Directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to our shareholders other than an announcement of the time and place of the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting or a majority of the Board of Directors is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.
OTHER BUSINESS
The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual General Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.
March 17, 2021
By Order of the Board of Directors

/s/ Carla L. Heiss Secretary

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Non-GAAP Financial Measures
This proxy statement includes certain non-GAAP financial measures and certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP measures or components.
We exclude the effects of certain tax adjustments and other items net of tax for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.
Non-GAAP Reconciliations of Adjusted Net Income
(In thousands, except per share amounts)
	Twelve Months Ended,
	December 31, 2020	December 31, 2019	December 31, 2018
Net income (loss) attributable to common shareholders	$288,417	$339,041	$349,555
Add (subtract):
Unrealized (gain) loss on derivative instruments, net	282	3,063	384
Debt termination expense	21,522	2,105	5,444
Transaction and other costs (income)	—	—	79
Gain on sale of building	—	—	(16,316)
State and other income tax adjustments	1,390	(517)	(881)
Tax benefit from vesting of restricted shares	(390)	(2,037)	—
Tax adjustments related to intra-entity asset transfer	8,629	—	24,728
Adjusted net income	$319,850	$341,655	362,993
Adjusted net income per share − Diluted	$4.61	$4.57	$4.52
Weighted average number of common shares outstanding − Diluted	69,345	74,700	80,364
Calculation of Adjusted Return on Equity
(In thousands)
	Twelve Months Ended,
	December 31, 2020	December 31, 2019	December 31, 2018
Adjusted net income	$319,850	$341,655	$362,993

Average Shareholders’ equity	$2,010,255	$2,136,109	$2,174,714

Adjusted return on equity	15.9%	16.0%	16.7%
A-1

APPENDIX B
PROPOSED AMENDMENTS TO BYE-LAWS
1.	INTERPRETATION
1.1	In these Bye-Laws, unless the context otherwise requires:
 ~~Sponsor Shareholder: any of (i) Vestar Capital Partners, Inc. and its affiliated funds, or (ii) Warburg Pincus LLC and its affiliated funds;~~
26.	DIRECTORS' INTERESTS
~~26.7~~	~~To the fullest extent permitted by applicable law and provided, where required under the Companies Acts, the interested Director declares his interest:~~
~~26.7.1~~
~~the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Sponsor Shareholders or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries), even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such Person shall be liable to the Company or any of its subsidiaries (for breach of any duty or otherwise), as a director or officer or otherwise, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries; provided~~,  ~~that the foregoing shall not apply to any such Person who is a Director or officer of the Company, if such business opportunity is expressly offered to such Director or officer in writing solely in his or her capacity as a Director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and consented to the provisions of this Bye-Law 26.7.1. Neither the alteration, amendment or repeal of this Bye-Law 26.7.1 nor the adoption of any provision of these Bye-Laws inconsistent with this Bye-Law 26.7.1 shall eliminate or reduce the effect of this Bye-Law 26.7.1 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Bye-Law 26.7.1, would accrue or arise, prior to such alteration, amendment, repeal or adoption;~~

~~26.7.2~~
~~the Company hereby waives any claim or cause of action against the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries that may from time to time arise in respect of a breach by any such Person of any duty, obligation, right or interest disclaimed under Bye-Law 26.7.1; and~~

~~26.7.3~~
~~the provisions of this Bye-Law 26.7, to the extent that they restrict the liabilities of the Sponsor Shareholders and their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries otherwise existing at law or in equity, are agreed by the Company to replace such other liabilities of such Persons.~~

B-1

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TRTN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31185-P49027

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRITON INTERNATIONAL LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Brian M. Sondey	☐	☐	☐
1b. Robert W. Alspaugh	☐	☐	☐
1c. Malcolm P. Baker	☐	☐	☐
1d. Annabelle Bexiga	☐	☐	☐
1e. Claude Germain	☐	☐	☐
1f. Kenneth Hanau	☐	☐	☐
1g. John S. Hextall	☐	☐	☐
1h. Robert L. Rosner	☐	☐	☐
1i. Simon R. Vernon	☐	☐	☐

	For	**Against**	**Abstain**
2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐
3. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
4. APPROVAL OF AMENDMENTS TO THE COMPANY'S BYE-LAWS TO ELIMINATE PROVISIONS RELATING TO FORMER SPONSOR SHAREHOLDERS.	☐	☐	☐

NOTE: Proposals to be voted on at the meeting include such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D31186-P49027

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2021

The undersigned hereby appoint(s) Brian M. Sondey, John Burns and Carla Heiss as proxies, each with full power of substitution, to represent and vote as designated all common shares of Triton International Limited held of record by the undersigned on March 1, 2021 at the Annual General Meeting of Shareholders of Triton International Limited to be held virtually, at 12:00 p.m., Eastern Daylight Time, on April 27, 2021 with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN ITEM 1; "FOR" ITEM 2; "FOR" ITEM 3; AND "FOR" ITEM 4.

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

Continued and to be signed on reverse side